UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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MASTEC, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2021 Annual Meeting of Shareholders of MasTec, Inc. will be held on May 20, 2021 at 9:30 a.m., local time, via remote communication as more fully described below.

At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.       The election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2024 Annual Meeting of Shareholders.

2.       Approval of the MasTec, Inc. Amended and Restated 2013 Incentive Compensation Plan, which we refer to as the Restated 2013 ICP. The Restated 2013 ICP is an amendment and restatement of the existing MasTec, Inc. 2013 Incentive Compensation Plan, which we refer to as the 2013 ICP.

3.       Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year.

4.       Approval of a non-binding advisory resolution regarding the compensation of our named executive officers (“NEOs”).

5.       Such other business as may properly be brought before the 2021 Annual Meeting of Shareholders (“Annual Meeting”), and at any adjournments or postponements of the Annual Meeting.

The foregoing proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 15, 2021 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about April 7, 2021 to our shareholders of record on March 15, 2021. The Notice of Internet Availability of Proxy Materials contains instructions for accessing our Proxy Statement and Annual Report and how to vote. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Due to the ongoing public health impact of the COVID-19 pandemic, and to support the health and well-being of our directors, officers, employees and shareholders, we have made the decision that this year’s Annual Meeting will be held solely by remote communication, in a “virtual only” format, on May 20, 2021 at 9:30 am. The Annual Meeting will not be held at a physical location and you will not be able to attend the Annual Meeting physically. This does not represent a change in our shareholder engagement philosophy. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 15, 2021, the record date (the “Record Date”) or hold a legal proxy for the meeting provided by your bank, broker, or nominee. In order to attend the virtual Annual Meeting, shareholders of record as of the close of business on March 15, 2021 must register via the internet at www.virtualshareholdermeeting.com/MTZ2021. Once registered, shareholders can attend and vote at the virtual Annual Meeting via the internet. You may vote during the virtual Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulties accessing the virtual meeting, follow instructions provided on www.virtualshareholdermeeting.com/MTZ2021. A list of shareholders of record as of the Record Date will be available for inspection by shareholders during the Annual Meeting on the Annual Meeting website. Requests to access the list during the 10 days prior to the date of the Annual Meeting should be directed to the Corporate Secretary at Secretary@MasTec.com. It is important that you read the Proxy Materials, including the Company’s Notice of 2021 Annual Meeting of Shareholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K (collectively, the “Proxy Materials”), and we encourage you to vote your shares of common stock in advance of the Annual Meeting by one of the methods described in the Proxy Materials.

Jose R. Mas, Chief Executive Officer

Coral Gables, Florida

April 7, 2021

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board for use at our 2021 Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice.

Sustainability and Social Responsibility	9
Board Oversight and Sustainability Governance	9
Safety and Health	9
Environmental Stewardship	9
Corporate Culture	9
Diversity and Inclusion	10
Shareholder Engagement	10

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Security Ownership	51

Certain Relationships and Related Transactions	54
Review and Approval of Related Person Transactions	54
Related Party Transactions	54
Split Dollar Agreements	54

Questions and Answers About Our Annual Meeting	55

Other Business	58

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SUMMARY PROXY INFORMATION

To assist you in reviewing our 2020 performance and voting your shares, we would like to call your attention to key elements of our 2021 proxy statement and our 2020 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2020 annual report to shareholders.

PROXY STATEMENT SUMMARY

The following summary provides highlights contained in this proxy statement. You should carefully read and consider the information contained in the proxy statement as this summary does not contain all information you should consider before voting.

AVAILABILITY OF PROXY MATERIALS

We began mailing the Notice of Internet Availability of Proxy Materials on or about April 7, 2021 to shareholders of record at the close of business on March 15, 2021.

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

·           Date: Thursday May 20, 2021

·           Time: 9:30 a.m., local time

·           Place: www.virtualshareholdermeeting.com/MTZ2021.

ITEMS OF BUSINESS

·           Election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2024 Annual Meeting of Shareholders.

·           Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year.

·           Approval of a non-binding advisory resolution regarding the compensation of our named executive officers (“NEOs”).

·           Approval of the Restated 2013 ICP; and

·           Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual

·           Meeting.

RECORD DATE

·           March 15, 2021

BEFORE YOU VOTE

Please review this proxy statement and the other materials described herein carefully before voting. You can receive a free paper or email copy of the material(s) by requesting prior to May 6, 2021. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated on your Notice) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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HOW TO VOTE

Vote At Meeting: A shareholder of record may vote during the Annual Meeting by following the instructions at MasTec’s Annual Meeting website. Please check the meeting materials for any special requirements for meeting participation.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the Notice available and follow the instructions.

Vote By Phone: You can vote by phone by calling 1-800-690-6903 from any touch-tone telephone.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

All persons who have shares of our common stock through our 401(k) plan may vote as described below under the section “How do I vote my shares that are held in my 401(k) Retirement Plan” set forth on page 56.

We have made the decision that this year’s Annual Meeting will be held solely by remote communication, in a “virtual only” format, May 20, 2021 at 9:30 am. The Annual Meeting will not be held at a physical location and you will not be able to attend the Annual Meeting physically. This does not represent a change in our shareholder engagement philosophy. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 15, 2021, the record date (the “Record Date”) or hold a legal proxy for the meeting provided by your bank, broker, or nominee. In order to attend the virtual Annual Meeting, shareholders of record as of the close of business on March 15, 2021 must register via the internet at www.virtualshareholdermeeting.com/MTZ2021. Once registered, shareholders can attend and vote at the virtual Annual Meeting via the internet. You may vote during the virtual Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulties accessing the virtual meeting, follow instructions provided on www.virtualshareholdermeeting.com/MTZ2021. A list of shareholders of record as of the Record Date will be available for inspection by shareholders during the Annual Meeting on the Annual Meeting website. Requests to access the list during the 10 days prior to the date of the Annual Meeting should be directed to the Corporate Secretary at Secretary@MasTec.com. It is important that you read the Proxy Materials previously made available to you, including the Company’s Notice of 2021 Annual Meeting of Shareholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K (collectively, the “Proxy Materials”), and we encourage you to vote your shares of common stock in advance of the Annual Meeting by one of the methods described in the Proxy Materials. If you have already voted, you do not need to take any action unless you wish to change your vote. Proxy voting forms already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. The Proxy Card included with the Proxy Materials will not be updated to reflect the change in location. You may continue to use the Proxy Card to vote your shares of common stock in connection with the Annual Meeting.

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PROPOSALS, BOARD RECOMMENDATIONS, HOW YOU MAY VOTE, VOTES REQUIRED AND LEGAL EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Proposal	How does the Board recommend that I vote?	How may I vote?	Votes required for approval when quorum is present	Abstentions	Broker non- votes
1. Election of Directors	The Board recommends that you vote FOR each of the two director nominees.	You may vote FOR or WITHHOLD authority to vote for the approval of each of the two director nominees.	Affirmative vote of a plurality of the votes cast subject to majority vote policy.	Do not count as votes cast and have no effect on the vote.	Do not count as votes cast and have no effect on the vote.
2. Ratification of our Independent Auditor	The Board recommends that you vote FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year.

You may vote FOR or AGAINST the ratification of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year, or you may indicate that you wish to ABSTAIN from voting on the matter.

			The number of votes cast in favor of ratification must exceed the number of votes cast opposing ratification.	Do not count as votes cast and have no effect on the vote.	Voted at broker’s discretion.
3. Advisory vote on Executive Compensation	The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.	You may vote FOR or AGAINST the approval, on an advisory basis, of the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter.	The number of votes cast in favor of the resolution must exceed the number of votes cast against the resolution.	Do not count as votes cast and have no effect on the vote.	Do not count as votes cast and have no effect on the vote.
4. Approval of the Restated 2013 ICP	The Board recommends that you vote FOR the approval of our Restated 2013 ICP.	You may vote FOR or AGAINST the Approval of our Restated 2013 ICP, or you may indicate that you wish to ABSTAIN from voting on the matter.	The number of votes cast in favor of approval must exceed the number of votes cast opposing approval of the Restated 2013 ICP.	Will have the same effect as votes against the proposal pursuant to the NYSE’s interpretations of its shareholder approval policy.	Do not count as votes cast and have no effect on the vote.

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DIRECTOR NOMINEES

The following table summarizes information about the two director nominees. As noted, one of the two nominees have been determined to be independent in accordance with the NYSE independence standards and our director independence guidelines.

Name	Age	Director	Occupation	Independent	Committee
		since			memberships/
					positions
Jose R. Mas	49	2001	CEO of MasTec, Inc.	No
Javier Palomarez	60	2015	Former President of U.S. Hispanic Chamber of Commerce	Yes	A,B

Committee memberships/positions key:

A Compensation Committee

B Nominating, Sustainability and Corporate Governance Committee

BUSINESS HIGHLIGHTS

•	Financial Performance. Our 2020 financial performance reflected the resilience of our business model in the face of unprecedented challenges resulting from the COVID-19 pandemic, as MasTec delivered strong operating results, record cash flow from operating activities and a strengthened balance sheet.

•	Year End Stock Price. The market price of our common stock was $68.18 per share on December 31, 2020, a total shareholder return (“TSR”) of 6.3% from the closing price of $64.16 on December 31, 2019. See the “2020 Performance and Compensation Decisions” section on page 31 for an explanation of TSR. On March 18, 2021, the market price of our common stock was $92.36.

•	Our annualized TSR for the five-year period ended December 31, 2019 was 31.3%.

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COMPENSATION HIGHLIGHTS

•	Compensation Philosophy

o	MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executive officers who will provide leadership for MasTec’s success in dynamic and highly competitive markets

o	We accomplish these objectives by providing our NEOs the following primary elements of compensation: base salary and annual performance-based incentives paid partially in restricted stock (as discussed in the “Compensation Discussion and Analysis” section on page 24)

•	Best Practices in our Compensation Programs

o	Three-year vesting period for equity performance-based awards

o	Caps on annual bonuses

o	Modest perquisites

o	Use of independent compensation consultant to benchmark and analyze compensation metrics

o	Stock ownership guidelines for our CEO, other NEOs and independent directors

o	Anti-hedging and anti-pledging policies. The Board granted an exception to these policies for our Chairman and CEO for a limited term financing arrangement (for additional details, refer to Footnotes 3 and 4 of the “Security Ownership” section beginning on page 51)

o	A clawback policy for incentive compensation

o	The Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE

•	Practices We Do Not Engage In

o	No re-pricing of stock options without shareholder approval (no options issued since 2006)

o	No excise tax gross-up provisions in post-2016 employment agreements

o	No defined benefit pension plan

•	Our Say-on-Pay vote in 2020 was 95.9 percent in agreement with our compensation paid to our NEOs

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SUSTAINABILITY AND SOCIAL RESPONSIBILITY

Through the services we provide, we help to modernize, connect and make our communities safer and more sustainable while helping to build our nation’s infrastructure, including the development and expansion of our nation’s renewable energy footprint. Investment in sustainable business opportunities is a key component of our business strategy for future growth.

As a leading infrastructure construction services provider, we are committed to conducting our operations in a safe, diverse, inclusive and socially responsible manner that benefits our stakeholders, including our employees, customers, investors, subcontractors, suppliers and the communities in which we operate. Sustainability principles and practices are embedded within our strategy, risk management and day-to-day operations. In keeping with our mission and core values, we are proud to once again have been named as one of Fortune magazine’s World’s Most Admired Companies in 2021.

Further details on our sustainability framework, practices, commitments and policies can be found on our website at www.mastec.com.

BOARD OVERSIGHT AND SUSTAINABILITY GOVERNANCE

In 2020, we formalized the Board’s oversight of our corporate responsibility for sustainability matters, including environmental, social and governance principles, which responsibilities are reflected in the revised charter of our Nominating, Sustainability and Corporate Governance Committee. We also formalized our policies on Human and Labor Rights and Safety, Health and Environmental matters, as well as our Sustainability Framework in 2020. Our Code of Business Conduct and Ethics was also recently updated to address certain of these matters. Our Nominating, Sustainability and Corporate Governance Committee charter, Code of Business Conduct and Ethics, policies and framework can be found on the Corporate Governance webpage of our website at https://investors.mastec.com/corporate-governance.

SAFETY AND HEALTH

MasTec began as a family business, and every member of the MasTec team is considered part of the MasTec family. Our employees are an integral part of our growth and success, and they are our most valued asset. The safety, health and welfare of our employees is at the heart of our operations. When our employees are safe, healthy and engaged, we are most productive, which, in turn, allows us to deliver the highest level of excellence to our stakeholders.

Safety is a core value at MasTec. It is a mindset that permeates all aspects of our operations, and an attitude that our employees exhibit, strongly and openly. We recognize the need of our workforce to have a safe workplace and are committed to maintaining a strong and sustainable safety culture within our organization. We continually evaluate our safety programs to protect our most important asset – our team members.

The COVID-19 pandemic presented unprecedented challenges in many parts of our business and operations, including with respect to keeping our employees safe. The safety of our employees during these unprecedented times remains our primary focus, as we continue to provide critical power, communications and other services to our customers. We have also developed human resource guidance to assist our employees.

ENVIRONMENTAL STEWARDSHIP

At MasTec, we believe that we all play a role in environmental stewardship. We help our customers find solutions to their environmental goals and requirements and are likewise committed to responsibly managing the environmental impacts of our operations.

Environmental matters are an integral part of our business planning and decision-making processes. We are committed to minimizing the effects of our operations on the climate and the environment and will endeavor to reduce our carbon footprint, energy usage and greenhouse gas emissions where possible. We seek to foster conservation and environmental awareness within our operations, and will strive to identify and incorporate energy, carbon and water efficiency considerations into our project planning and execution. Examples of such initiatives in certain of our operations include recycling programs, hazardous waste disposal procedures, fleet fuel efficiency optimization, and incorporation of energy efficiencies and conservation measures in our corporate facilities. We proactively manage environmental controls to stay in compliance with permit conditions and to preserve protected resources, including streams, wetlands and aquatic life, endangered species, their habitats and nesting areas and high conservation value habitats, as well as archeological and traditional cultural properties.

CORPORATE CULTURE

At MasTec, our mission is to be recognized as a company that achieves customer expectations safely, profitably and in a manner that is environmentally responsible, socially aware and rewarding for our stakeholders, including our employees, customers, investors, subcontractors, suppliers and the communities in which we operate. We want to attain profitable growth through an organizational structure that

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provides excellent service delivery, establishes a reputation of integrity within the communities in which we work, and provides our team members growth opportunities in an injury-free environment.

Our success depends upon the success of our team, which requires us to have exceptional team members, as well as an exceptional team. At MasTec, teamwork is part of our culture and is one of our core values. We believe that our employees and our customers benefit from the collective and well-coordinated efforts that result from effective employee engagement, teamwork and collaboration.

To attract and retain talent, we offer a comprehensive compensation and benefits package that includes health insurance, 401(k) with matching benefits, an employee stock purchase plan, life and disability insurance and flexible spending accounts to help employees cover medical expenses. We also offer employees support for personal and work-life issues, including health, legal and financial matters. In addition, we offer various employee training, apprenticeship and professional development opportunities based on an employee’s position and professional activities, including tuition reimbursement for qualified training programs, sponsored attendance at industry conferences, departmental and divisional leadership conferences, employee training centers and advancement opportunities within and across businesses and divisions. We recently launched a Leadership Excellence and Development (“LEAD”) Program, offering advanced leadership training opportunities at all levels. The LEAD program is designed to build leadership talent and provide leaders the skills and capabilities that put them in a position to succeed. The LEAD program curriculum is multi-tiered to align a participant’s curriculum with their current role and level of experience, and includes online and classroom training, application of learning to real work settings, field immersion opportunities and mentoring programs.

DIVERSITY AND INCLUSION

We are committed to diversity and inclusion in the workplace and to fostering an environment where our employees can freely bring diverse perspectives and varied experiences to work. We seek to attract the best talent and foster a culture of inclusion, teamwork, support and empowerment, where all talented individuals have access to opportunities and can achieve success. In our employee recruitment and selection process and the operation of our businesses, we adhere to equal employment opportunity policies without regard to race, color, national origin, religion, religious creed, ancestry, age, sex, sexual orientation, gender, gender identity, gender expression, veteran status, marital status, citizenship status, military status, pregnancy, medical condition, genetic information, physical or mental disability, or any other characteristic protected by law.

Source: MasTec, Inc. EEO-1C Report as of December 31, 2020.

SHAREHOLDER ENGAGEMENT

Our proactive shareholder engagement practices provide us with valuable insight and feedback from our shareholders throughout the year. Since 2014, MasTec has engaged with key shareholders to discuss corporate governance and executive compensation, as well as other issues important to our shareholders. At least one Board member participated in most engagements with key shareholders, both with and without senior management involvement. Several of our best practices have resulted from these shareholder discussions, such as stock ownership guidelines for our NEOs and a clawback policy. In addition, our shareholders cast annual advisory votes on executive compensation (each, a “say-on-pay proposal”) and, at MasTec’s 2020 Annual Meeting of Shareholders, approximately 95.9% of the votes cast on the say-on-pay proposal were voted in favor of the proposal.

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GOVERNANCE OF THE COMPANY

DIRECTOR INDEPENDENCE

The Board, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to applicable NYSE and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec, or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. In arriving at this conclusion, our Board of Directors made the affirmative determination that C. Robert Campbell, Ernst N. Csiszar, Robert J. Dwyer, Julia L. Johnson and Javier Palomarez meet, and the late Jose S. Sorzano met, the Board’s previously adopted categorical standards for determining independence in accordance with the NYSE’s corporate governance rules. The Board of Directors determined that there were no transactions or relationships between each Director or any member of his or her immediate family and MasTec and its subsidiaries and affiliates except those transactions reported below under the “Certain Relationships and Related Party Transactions—Transactions with Related Persons” section. Our Board of Directors determined that each of these transactions and relationships was within the NYSE standards and our categorical standards and that none of the transactions or relationships affected the independence of the Director involved. Our adopted categorical standards for determining independence in accordance with the NYSE’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our website at www.mastec.com.

BOARD LEADERSHIP STRUCTURE

The Board holds executive sessions of the independent directors at every regularly scheduled Board meeting. The Board, with five directors deemed independent, maintains a percentage of independent directors serving on the Board above the NYSE requirement that a majority of directors be independent.

The Board conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Finance and Mergers and Acquisitions Committee, and the Nominating, Sustainability and Corporate Governance Committee. Ad hoc committees are formed as needed. The Board and its committees also act by written consent. During 2020, the Board met on five occasions, for which each of the current directors attended at least 75% of the Board meetings and at least 75% of the meetings of each committee on which such director served.

MasTec separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for determining the strategic direction for MasTec and the day-to-day leadership and performance of MasTec. The principal responsibility of the Chairman of the Board is to serve as chief administrative liaison between our directors and our management and to monitor implementation of the Board’s directives and actions.

MasTec does not have a policy requiring that our directors attend the Annual Meeting. All of the directors then serving attended our 2020 Annual Meeting.

LEAD INDEPENDENT DIRECTOR

Robert J. Dwyer has been selected, by a majority vote of the independent directors, as the lead independent director to preside over all executive sessions of the independent directors. Mr. Dwyer will serve as lead independent director until his successor is duly qualified at the next annual meeting of the Board or until his earlier resignation or removal. In this role, Mr. Dwyer is responsible for facilitating communication between management and the Board. The independent directors meet separately in regularly scheduled executive sessions without management.

RISK OVERSIGHT

The Board is actively involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, as well as risk assessment and risk management; the Compensation Committee has oversight to ensure that our compensation and incentive plans do not encourage or incentivize risk taking; the Nominating, Sustainability and Corporate Governance Committee oversees the independence of the Board, corporate ethics, sustainability and governance risk; and the Finance and Mergers and Acquisitions Committee has oversight over financial policies, acquisition strategy and financial strategy. However, the full Board has retained responsibility for enterprise-wide risks and for the general oversight of risks including cyber-related risks. The Board satisfies this responsibility by receiving reports from the committee chairs, as well as regular reports received directly from officers of MasTec who are responsible for overseeing and monitoring risks. Risk related to our compensation policies is described in the “Risk Considerations in Our Compensation Programs” section on page 33 of this Proxy Statement.

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BOARD AND COMMITTEE MEMBERSHIP

Set forth below is certain information on our Directors and Director Nominees, each of whom is a current director.

Class II Nominees:

Jose R. Mas

Mr. Mas has been our Chief Executive Officer, referred to as the CEO, since April 2007 and has been a member of our Board since August 2001. From April 2007 to January 2010, Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President—Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board. Mr. Mas is a member of the Board of Directors of Helmerich & Payne, Inc.

Board Skills and Qualifications:

Mr. Mas brings to our Board executive leadership and vision, considerable knowledge of, and a unique perspective on, our business, strategy, development, opportunities, operations, people, competition and financial position.

Age: 49 Director since: 2001 Independent: No

Javier Palomarez

Mr. Palomarez was the President and Chief Executive Officer of the United States Hispanic Chamber of Commerce, a trade organization that promotes the interests of Hispanic-owned businesses, from 2009 until February 2018. Mr. Palomarez has served on a variety of boards and advisory councils in both the public and private sectors, including the Comcast NBC Universal Diversity Advisory Council, the Goldman Sachs 10,000 Small Businesses Advisory Board, the International Republican Institute and the National 4-H Council Board of Trustees. Mr. Palomarez is a member of the Washington Economic Club and serves on the FCC Diversity Advisory Council. Prior to joining the USHCC, Mr. Palomarez served in various executive capacities with Allstate Insurance Corporation, Sprint, Inc. and Bank of America. Mr. Palomarez served on the Board of Directors of Forward Air, Inc. in 2017.

Committees: Nominating, Sustainability and Corporate Governance and Compensation

Board Skills and Qualifications:

Mr. Palomarez brings to our Board significant experience in governmental and minority business affairs. In addition, he has significant knowledge of international affairs, particularly regarding Mexico and South America.

Age: 60 Director since: 2015 Independent: Yes

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Class I Directors:

Ernst N. Csiszar

Mr. Csiszar is currently a private investor and serves on the Board of Directors of American Integrity Insurance Company, a property and casualty insurance company. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1998 to August 2004 and served as President of the National Association of Insurance Commissioners in 2004. Mr. Csiszar also served as the President and Chief Executive Officer of Seibels Bruce Group, Inc., a property and casualty insurance company, from 1995 to 1998. He was also a visiting professor at the School of Business at the University of South Carolina and served as Managing Co-director of Holborn Holdings Corporation, a European investment banking firm. Mr. Csiszar is considered an “audit committee financial expert” under the applicable SEC rules.

Committees: Audit; Chair of Compensation

Board Skills and Qualifications:

Mr. Csiszar brings to our Board his extensive experience in insurance and risk management, executive leadership and his advisory experience in financial matters.

Age: 70 Director Since: 2005 Independent: Yes

Julia L. Johnson

Since January 2001, Ms. Johnson has been the President of Net Communications, LLC, a regulatory analysis and public policy consulting firm that specializes in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999 and served as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the Board of Directors of each of First Energy Corp., NorthWestern Corporation and American Water Works Co., Inc.

Committees: Chair of Nominating, Sustainability and Corporate Governance; Executive; Finance and Mergers & Acquisitions; Audit

Board Skills and Qualifications:

Ms. Johnson brings to our Board extensive knowledge with respect to the regulatory process and policy development in several of our industries, many years of service on the boards of several other public companies and a deep understanding of corporate governance.

Age: 58 Director since: 2002 Independent: Yes

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Jorge Mas

Mr. Mas is Chairman of the Board and Co-Founder of MasTec, Inc. (NYSE:MTZ) and has been involved in all phases of the Company’s development since its creation in 1994. Mr. Mas is also the managing partner of a private equity group which manages a diverse portfolio of operating companies and investments. He has served on over a dozen corporate boards assisting in strategic growth strategies and corporate governance. Jorge Mas is Managing Owner of the Miami Major League Soccer franchise, Inter Miami CF. Mr. Mas is the Chairman of the Board of the Cuban American National Foundation (CANF) founded in 1981 and dedicated to the promotion of a free and democratic Cuba. Mr. Mas has been recognized as one of the 100 most influential Hispanics in the United States by Latino Leaders Magazine. He is the past recipient of the Simon Wiesenthal Center National Community Service Award for his contribution toward freedom and received the Bravura Award for his defense of free speech. Mr. Mas graduated from the University of Miami with a bachelor’s degree in Business Administration in 1984 and a Master’s in Business Administration in 1985.

Committees: Chair of Executive

Board Skills and Qualifications:

Mr. Mas brings to our Board executive and management leadership experience, strategy, vision, considerable knowledge and understanding of our operations, challenges and opportunities, and markets, and a unique historical perspective as our longest serving Board member and having served in many capacities (including Chief Executive Officer) in his more than 30 years with us.

Age: 58 Director since: 1994 Chairman since: 1998 Independent: No

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Class III Directors:

Robert C. Campbell

Mr. Campbell has over 30 years of senior financial management experience. From October 2004 to December 2013, Mr. Campbell was MasTec’s Executive Vice President and Chief Financial Officer. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995 Mr. Campbell held various senior management positions with Ryder System, Inc., including as Executive Vice President, Human Resources and Administration and for 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant (inactive), has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University. Mr. Campbell currently serves as Director for Forward Air Corporation and he previously served as its Lead Director, Audit Committee Chairman and Compensation Committee Chairman. Mr. Campbell previously served as Lead Director and Vice-Chairman of the Board of Directors of the Pernix Group, Inc. where he served as its Audit Committee Chairman and was a member of its Compensation Committee.

Committees: Chair of Audit; Finance and Mergers & Acquisitions

Board Skills and Qualifications:

Mr. Campbell brings to our Board his impressive experience in accounting, finance and executive leadership and is considered an “audit committee financial expert” under the applicable SEC rules. In addition, Mr. Campbell brings unique knowledge of MasTec, our operations and our financial history and constituents.

Age: 76 Director since: 2016 Independent: Yes

Robert J. Dwyer

Mr. Dwyer retired in 1999 and is currently a private investor. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. He currently serves as a director of Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC and formerly served as a director of BNY/Ivy Multi-Strategy Hedge Fund, LLC. Mr. Dwyer has numerous charitable and civic interests and has served on boards of several public and private companies.

Committees: Chair of Finance and Mergers & Acquisitions; Audit; Compensation; Nominating, Sustainability and Corporate Governance; Executive

Board Skills and Qualifications:

Mr. Dwyer brings to our Board his executive leadership and management experience, many years of service on the boards of several other public and private companies and extensive experience with respect to corporate capital structures and capital markets, strategic planning, corporate finance and mergers and acquisitions, and is considered an “audit committee financial expert” under applicable SEC rules.

Age: 77 Director since: 2004 Independent: Yes

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BOARD SKILLS AND QUALIFICATIONS	ERNST N. CSISZAR	JULIA L. JOHNSON	JORGE MAS	JOSE R. MAS	JAVIER PALOMAREZ	C. ROBERT CAMPBELL	ROBERT J. DWYER
Accounting	X		X	X	X	X	X
Relevant Industry Knowledge		X	X	X	X	X	X
Compensation	X		X	X	X	X	X
Board Governance		X	X	X	X	X	X
Legal/Regulatory/Compliance	X	X	X	X	X	X
M&A/Corporate Finance	X	X	X	X		X	X
Risk Management	X		X	X		X	X
Safety & Health			X	X		X
International	X		X	X	X	X
Executive Leadership	X	X	X	X	X	X	X

Committee Membership	Executive	Finance and M&A	Audit	Compensation	Nominating, Sustainability and Corporate Governance
Ernst N. Csiszar			Member	Chair
Julia L. Johnson	Member	Member	Member		Chair
Jorge Mas	Chair
Jose R. Mas
Javier Palomarez				Member	Member
C. Robert Campbell		Member	Chair
Robert J. Dwyer	Member	Chair	Member	Member	Member
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2020 Meetings: None Chair: Jorge Mas Members: Julia L. Johnson Robert J. Dwyer

EXECUTIVE COMMITTEE

The principal function of the Executive Committee is to act for the Board when action is required between meetings of the full Board, subject to certain limitations specified by the Board and applicable law. The Board, in the exercise of its reasonable business judgment, has determined that each member of the Executive Committee, other than Mr. Mas, is independent under applicable NYSE and SEC rules and regulations.

2020 Meetings: 2 Chair: Robert J. Dwyer Members: Julia L. Johnson C. Robert Campbell

FINANCE AND MERGERS & ACQUISITIONS COMMITTEE

The Finance and Mergers and Acquisition Committee is charged with fulfilling the Board’s responsibilities, within certain guidelines established by the Board, relating to the evaluation of MasTec’s financing, merger, acquisition and disposition activities. The Board, in the exercise of its reasonable business judgment, has determined all of the members are independent under applicable NYSE and SEC rules and regulations.

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2020 Meetings: 9 Chair: C. Robert Campbell Members: Robert J. Dwyer Ernst N. Csiszar Julia L. Johnson

AUDIT COMMITTEE

The Board, in the exercise of its reasonable business judgment, has determined that (i) C. Robert Campbell, Robert J. Dwyer and Ernst N. Csiszar each qualifies as an “audit committee financial expert,” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent for audit committee purposes under applicable NYSE and SEC rules and regulations and internal controls. The Audit Committee assists the Board in overseeing MasTec’s financial reporting and legal and regulatory compliance program and the qualifications and independence of MasTec’s independent registered public accounting firm. The Audit Committee is also responsible for approving all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board has adopted a charter that sets forth the responsibilities of the Audit Committee. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

2020 Meetings: 2 Chair: Ernst N. Csiszar Members: Robert J. Dwyer Javier Palomarez

COMPENSATION COMMITTEE

The Compensation Committee is charged with discharging the Board’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers. The Compensation Committee is also charged with reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval, including overseeing the review of risk resulting from incentive compensation policies. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. The Board, in the exercise of its reasonable business judgment, has determined that all members are independent under applicable NYSE and SEC rules and regulations. The Board has adopted a charter that sets forth the responsibilities of the Compensation Committee.

For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.”

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2020 Meetings:5 Chair: Julia L. Johnson Members: Javier Palomarez Robert J. Dwyer

NOMINATING, SUSTAINABILITY AND CORPORATE GOVERNANCE COMMITTEE

The Board of Directors expanded the charter of the Nominating, Sustainability and Corporate Governance Committee in 2020 to include the company’s focus on corporate responsibility and sustainability. The committee is now charged with oversight of Environmental, Social and Governance matters and initiatives in addition to its nominating and governance duties. The Board, in the exercise of its reasonable business judgment, has determined all the members on the Nominating, Sustainability and Corporate Governance Committee are independent under applicable NYSE and SEC rules and regulations. The Nominating, Sustainability and Corporate Governance Committee is responsible for developing qualifications for members of the Board, recommending to the Board candidates for election to the Board and evaluating the effectiveness and performance of the Board. The Nominating, Sustainability and Corporate Governance Committee also develops and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board. The Board has adopted a charter that sets forth the responsibilities of the Nominating, Sustainability and Corporate Governance Committee.

The Nominating, Sustainability and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In light of the importance of Board composition for effective oversight, the Nominating, Sustainability and Corporate Governance Committee strives to maintain an appropriate balance of tenure, diversity, skills and experience on the Company’s Board. In evaluating potential candidates for service on the Board, the Nominating, Sustainability and Corporate Governance Committee will consider the candidate’s ability to satisfy the NYSE’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board has determined that the Board must have the right diversity, mix of characteristics, skills and other qualities identified from time to time by the Board as being important in fostering a diverse and inclusive culture, for the optimal functioning of the Board in its oversight of MasTec, and such other factors as the Nominating, Sustainability and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating, Sustainability and Corporate Governance Committee will consider candidates recommended by MasTec shareholders pursuant to written applications submitted to the Nominating, Sustainability and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the charter of the Nominating, Sustainability and Corporate Governance Committee and our Corporate Governance Guidelines. No nominee recommendations were received by the Nominating, Sustainability and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own more than five percent of our common stock for the previous year’s Annual Meeting of Shareholders.

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COMPENSATION OF DIRECTORS

2020 Director Compensation

In 2019, the Compensation Committee directed its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) (see the “Role of Compensation Consultant” section on page 29 regarding the Compensation Committee’s retention of Meridian), to conduct a competitive review of MasTec’s independent director compensation program. Meridian’s review assessed our independent director compensation program against peer group practices (Meridian used the same peer group to assess our Named Executive Officers’ compensation that is described below under the caption “Role of Peer Companies and Benchmarking”).

Based upon the Compensation Committee goal for independent director compensation to be between the 50th and 75th percentile of the peer group’s independent director compensation, the following changes were recommended and approved by the Board. Effective January 1, 2020, the independent director annual compensation was increased to $255,200, slightly above the median. Independent directors are paid a $63,800 quarterly retainer.

A minimum of 50% of the compensation must be taken in the form of common stock to be issued under the 2013 ICP, but directors may elect to take a greater portion of the quarterly fee in common stock. Shares will be valued at the last sale price of the common stock on the NYSE at the close of trading on the applicable quarterly payment date. Directors must make an initial election during an open trading window under MasTec’s insider trading policy and can change such election during an open trading window. The remainder of the retainer, if any, will be paid in the form of cash. Committee Chair retainers were also revised effective January 1, 2020 and are set forth in the table below.

Effective January 1, 2020, our independent director compensation policy provides that independent directors must own, at the end of each calendar quarter, a minimum of $500,000 in Company common stock valued based on the average closing price of the Company’s common stock on the NYSE during the 30 trading days preceding such quarter-end. Independent directors have five years to meet the requirement and new independent directors have a five-year exception period to meet such requirement. No independent director owned less than $768,000 in Company common stock as of December 31, 2020. See the “Stock Ownership and Retention Guidelines” section on page 33 for more information on our stock ownership and retention guidelines.

Independent Director Compensation is summarized in the following table:

Compensation Component	2020 and 2021 Director
Compensation
Annual Board Retainer	$255,200
Lead Independent Director	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating, Sustainability and Corporate Governance	$15,000
Committee Chair
Finance and Mergers & Acquisitions Committee Chair	$5,000
Stock Ownership Requirement	$500,000

Jorge Mas Compensation

Jorge Mas has been an employee of MasTec (or its predecessor) since 1979 and Chairman of our Board since 1998. In addition, Mr. Mas previously served as Chief Executive Officer of MasTec, during which time, he had day-to-day policy making responsibilities. Despite relinquishing the CEO position, Mr. Mas, through his continuous service as our Chairman, his in-depth knowledge of our industry and our Company, his relationships with governmental leaders who are critical to our business, as well as the special relationship he has to MasTec as a member of its founding family and as a significant shareholder, fulfills a vital role for the Company.

Although Jorge Mas does not have a policy making role, his involvement in MasTec’s management goes far beyond that of a director. His day-to-day role involves substantial consultation and collaboration with our CEO, Jose Mas, as well as other members of senior management. Jorge Mas provides constant and significant real-time assistance to our CEO and management team with respect to critical and sensitive strategic and other fundamental business issues such as government relations, mergers and acquisitions and financing. His commitment, both in time and substance, far exceeds that which would be contributed by a director. In addition, Mr. Mas’s breadth of industry knowledge and long tenured experience with the Company enable him to provide invaluable advice and counsel to our CEO and other members of management. Given this active role and Mr. Jorge Mas’s relationship to our CEO, beginning in 2017, the Board directed the Compensation Committee, made up entirely of independent directors, to determine appropriate compensation for Mr. Mas. Mr. Mas does not receive any compensation for his status as our Chairman of the Board.

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For 2020, pursuant to applicable recommendations and approvals of the Compensation Committee and the independent directors of the Board (including those serving on the Compensation Committee), Mr. Jorge Mas received the following compensation package for 2020:

•	Continuation of his $800,000 base salary.

•	The grant by the Compensation Committee on March 18, 2021 of a cash bonus of $1,425,000 and a grant of 33,564 shares of restricted stock with a market value of $3,100,000.[1]

•	Mr. Mas also received: (i) imputed income of $2,385 for life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement, (ii) medical insurance benefits of $12,537, (iii) Executive Supplemental Long-Term Disability benefits of $7,656, (iv) auto lease of $7,746 and (v) a $25 holiday gift card. See the “Certain Relationships and Related Transactions” section on page 54 for a description of the split-dollar agreement that MasTec entered into with Mr. Jorge Mas.

1 The grant date value of the restricted stock award, which vests three years after the grant date, is based on the closing market price of $92.36 for a share of our common stock on March 18, 2021.

Deferred Fee Plan

Under the terms of the MasTec, Inc. Deferred Fee Plan for Directors, as amended, or the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our Directors for services rendered in 2020.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total ($)

C. Robert Campbell	$147,490	$127,710	$275,200
Ernst N. Csiszar	$127,490	$127,710	$255,200
Robert J. Dwyer	$162,490	$127,710	$290,200
Julia L. Johnson	$134,979	$135,221	$270,200
Javier Palomarez	$127,490	$127,710	$255,200
Jose S. Sorzano (3)	$142,490	$127,710	$270,200
Jorge Mas (4)	--	--	--
(1)	This column reports the amount of compensation earned for Board and committee service elected to be received in cash.

(2)	This column represents the amount of compensation earned for Board and committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 9 in our Consolidated Financial Statements, which are contained in our Form 10-K for the year ended December 31, 2020.

(3)	Mr. Sorzano participated in the Deferred Fee Plan as detailed above.

(4)	Mr. Mas’ compensation related to his contributions as an employee of MasTec are detailed above. Mr. Mas did not receive any compensation for his role as our Chairman in 2020.

As of December 31, 2020, there were no outstanding stock option awards or unvested stock awards for any independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2020, none of our executive officers or directors was a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

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COMMUNICATIONS WITH DIRECTORS

Interested parties who want to communicate with the Board as a whole, the lead independent director or any individual Board member should mark their communications as “Communication to the MasTec, Inc. Board of Directors,” address them to the Board, the lead independent director or a Board member, as the case may be, and direct them to MasTec’s Vice President of Investor Relations at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, or by email to marc.lewis@mastec.com. Communications to the non-management members of the Board should be marked clearly as such and should be directed to MasTec’s “Board Designee” and mailed or emailed to the foregoing addresses. The Vice President of Investor Relations will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

Copies of our current Audit Committee, Compensation Committee and Nominating, Sustainability and Corporate Governance Committee charters, as well as our Corporate Governance Guidelines, are available on MasTec’s website located at www.mastec.com and are available in paper copy to any shareholder who requests them at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

CODE OF BUSINESS CONDUCT AND ETHICS

MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics, that applies to all our directors, officers and employees and includes additional criteria that are applicable to our CEO and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in paper copy without charge to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

MasTec has also adopted anti-hedging and anti-pledging policies, which are further described on page 33.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board has nominated Jose R. Mas and Javier Palomarez to stand for election as Class II Directors to hold office until the 2024 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Class II director nominees are incumbent directors.

The Board is composed of seven directors elected in three classes, with three Class I Directors, two Class II Directors and two Class III Directors. Except as otherwise provided under our Amended and Restated Bylaws and the Florida Business Corporation Act, directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class II Directors expire at the Annual Meeting, the terms of the Class III Directors expire at the 2022 Annual Meeting of Shareholders and the terms of the Class I Directors expire at the 2023 Annual Meeting of Shareholders. If elected, the nominees for Class II Directors will serve until the 2024 Annual Meeting of Shareholders. Additional background information regarding the nominees for election is provided in the “Board and Committee Membership” section beginning on page 12. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees refuses or is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board.

The Board recommends that you vote “FOR” the election of each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class II Director.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2021 fiscal year. BDO USA, LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2020. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “for” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year absent contrary instructions.

The Board Recommends that You Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year.

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2021 REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MasTec’s Board. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MasTec’s consolidated financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MasTec’s management and independent registered public accounting firm.

Our primary function is to assist the Board in its evaluation and oversight of the integrity of MasTec’s financial statements and internal control over financial reporting, the qualifications and independence of MasTec’s independent registered public accounting firm and the performance of MasTec’s audit functions. In addition, while we are also responsible for assisting the Board in its evaluation and oversight of MasTec’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations and related policies. We are also responsible for reviewing and discussing MasTec’s guidelines, policies and processes with respect to risk assessment and risk management and we advise the Board with respect to such matters, as appropriate. We are responsible for retaining MasTec’s independent registered public accounting firm and maintain sole responsibility for its compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent registered public accounting firm, and on an annual basis discussing with the independent registered public accounting firm all significant relationships it has with MasTec to determine its independence. The Audit Committee also oversees the internal audit function of MasTec.

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. At its meetings, the Audit Committee generally met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues, including those matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and the rules of the NYSE. The Audit Committee also has executive sessions with the director of internal audit.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee reviewed and discussed with the independent registered public accounting firm its independence from MasTec. In connection with discussions regarding independence, the Audit Committee also reviewed with the independent registered public accounting firm whether the provision of non-audit services by the independent registered public accounting firm to MasTec is compatible with the auditors’ independence.

The Audit Committee reviewed the audited financial statements contained in MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with MasTec’s management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the consolidated financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, which, in its report, expressed an opinion on the conformity of our annual financial statements with generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2020.

C. Robert Campbell, Chairman

Ernst N. Csiszar

Robert J. Dwyer

Julia L. Johnson

Independent Registered Public Accounting Firm

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accounting firm for the 2020 fiscal year. A representative from BDO USA, LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions.

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AUDIT AND NON-AUDIT FEES

Category	2019	2020
Audit Fees	$3,606,350	$2,635,945
Audit-Related Fees	$160,000	$157,500
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$3,766,350	$2,793,445

Audit Fees

Fees for services rendered by our independent registered public accounting firm, BDO USA, LLP, for professional services, audits of our annual financial statements, reviews of financial statements included in quarterly reports on Form 10-Q and out of pocket expenses.

Audit-Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the annual audit or to the review of quarterly financial statements, performed by BDO USA, LLP.

Fees for services rendered by our independent registered public accounting firm, BDO USA, LLP, for audit related services included procedures performed for the 401(k) Retirement Plan.

PRE-APPROVAL POLICIES

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters about securities underwritings) and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2019 and 2020, audit services, audit related services and all other services provided by BDO USA, LLP were pre-approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

A MESSAGE FROM OUR COMPENSATION COMMITTEE

Since the first quarter of 2020, the COVID-19 pandemic has disrupted business activities and significantly affected global economic conditions as federal, state and local governments, as well as many businesses, imposed mitigation measures to address the public health crisis, resulting in workforce, supply chain and production disruptions, the effects of which have created significant uncertainties in the U.S. and global economies. Restrictions have been enacted, lifted, and reenacted during 2020 and into 2021, and the possibility of future restrictions remains.

Most of MasTec’s construction services have been deemed essential under state and local pandemic mitigation orders, and all its business segments have continued to operate. The COVID-19 pandemic has had a negative impact on our operations, and we expect some continued negative impact. Negative effects include lost productivity from governmental permitting approval delays, reduced crew productivity due to social distancing, other mitigation measures or other factors, the health and availability of work crews or other key personnel, including subcontractors or supply chain disruptions, and/or delayed project start dates or project shutdowns or cancellations that may be mandated or requested by governmental authorities or others, all of which could result in lower revenue, higher operating costs and/or create lower levels of overhead cost absorption.

In the face of these challenges, our executive leadership has been instrumental in preparing MasTec for the current environment. We are proud our business has shown tremendous resiliency during the pandemic. As demand and regulatory issues continue to affect some of our segments, our diversification provides strength and resiliency that sets MasTec apart. Despite the effects of the pandemic on certain of our operations,

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our strong cash flows from operating activities, liquidity and balance sheet provide us the financial capacity to capitalize on opportunities to maximize shareholder value and to support our customers’ growth initiatives.

We are fortunate to have a long-serving senior leadership team guiding our company during these unprecedented times. In this shifting, complex and challenging business landscape, we believe that our executive compensation program plays a critical role in retaining our leadership team members, rewarding them for achieving long-term improvement in our operating results, aligning their interests with those of our shareholders and building long-term value for our shareholders and other stakeholders.

Our compensation program’s key objectives are to reward our executive team for its efforts and results, to retain our best performing and successful team members and to attract new talent that can help MasTec achieve its strategic and operating goals and increase the productivity, efficiency, quality and sustainability of our operations.

In this compensation discussion and analysis, we present information about the compensation paid to our NEOs for 2020: Jose R. Mas, our Chief Executive Officer (“CEO”), Robert Apple, our COO, George Pita, our EVP and CFO, and Albert de Cardenas, our EVP, General Counsel and Secretary. We have provided information regarding how our executive compensation program works and the decisions made about pay, as well as how those decisions were made. We believe that it is a key job to communicate to our shareholders about our compensation program and to help you understand the rationale for our compensation decisions to support our executive compensation program and to contribute to MasTec’s success.

Especially in these challenging and uncertain times, we appreciate your inclusion of MasTec in your investment portfolio and your support for our Company as we continually strive to meet our customers’ demands and build long-term and sustainable value for our shareholders.

OUR EXECUTIVE OFFICERS

Name	Age	Position
Jose R. Mas	49	Chief Executive Officer (CEO) and Director
Robert Apple	71	Chief Operating Officer (COO)
George Pita	59	EVP and Chief Financial Officer (CFO)
Albert de Cardenas	52	EVP, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Class II Nominees” beginning on page 12.

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ROBERT APPLE COO AGE: 71	Mr. Apple has been our COO since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group. Mr. Apple has been a member of the Board of Directors of Domtar Corporation (NYSE:UFS), a provider of fiber-based products since October 2012. He currently serves as its Chairman of the Board and Chair of the Nominating and Governance Committee. Mr. Apple, a graduate of the U.S. Naval Academy, was a lieutenant colonel in the U.S. Marine Corps., where he was a graduate of the Naval Fighter Weapons School (“Top Gun”) and part of the team that rolled out the F/A-18 strike fighter.

GEORGE PITA EVP and CFO AGE: 59	Mr. Pita has been our Executive Vice President and Chief Financial Officer since January 1, 2014. Mr. Pita joined MasTec in February 2013, as its Chief Financial Officer–Operations. From June 2007 until joining MasTec in 2013, Mr. Pita served as Executive Vice President and Chief Financial Officer of Stuart Weitzman Holdings, a manufacturer, designer and retailer of fine women’s footwear and accessories. From April 2002 until June 2007, Mr. Pita served in various capacities at Perry Ellis International, including as Executive Vice President and Chief Financial Officer from 2004 until 2007. From 1989 until 2002, Mr. Pita served in a variety of financial and operations positions at Sunglass Hut International, including Chief Financial Officer. From 2008 to 2010, Mr. Pita served as a special advisor to Atlas Acquisition Holdings Corp., a special purpose acquisition corporation. Mr. Pita earned his bachelor’s in Business Administration and Accounting from the University of Miami in 1983 and was a certified public accountant for over 30 years. Mr. Pita currently serves on the boards of several charitable and educational organizations including current appointments at the Miami Business School of Accounting Advisory Board, as well as a board member and audit committee chair of Easter Seals of South Florida and Goodwill Industries of South Florida.

ALBERT de CARDENAS EVP, GENERAL COUNSEL and SECRETARY AGE: 52	Mr. de Cardenas has been our EVP, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January 2003 through March 2003, Mr. de Cardenas was Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP. Mr. de Cardenas earned his bachelor’s in Accounting from the University of Florida, his Master’s of Science in taxation from Florida International University and his law degree from The George Washington University Law School. Mr. de Cardenas serves as a board member of the United Way of Miami-Dade County, Easter Seals of South Florida and the Orange Bowl Committee.

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OUR GENERAL PHILOSOPHY REGARDING EXECUTIVE PAY

MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executive officers who will provide leadership for MasTec’s success in dynamic and highly competitive markets. MasTec seeks to accomplish these objectives in a way that rewards both company and individual performance and aligns our executives’ interests with our shareholders’ long-term interests.

The compensation for each NEO consists of two primary elements: base salary and annual performance bonus, the latter of which is paid partially in restricted stock. While we believe that our base salaries provide a fixed level of compensation necessary to attract and retain our executive officers, the greatest portion of their compensation (an average of 85% for 2020) is in the form of at-risk variable annual performance bonuses.

•	Our annual performance bonus, which is paid partially in cash and partially in time-vested restricted stock, encourages retention, incentivizes achievement of key operating results and rewards the creation of long-term shareholder value.

•	As circumstances warrant, we occasionally make additional awards of restricted stock.

When we set compensation amounts and select compensation components for our executive management, we strive to reward the achievement of both short-term and long-term results that promote earnings growth and stock appreciation. Overall, we intend that our compensation philosophy provides market-competitive base pay levels with meaningful incentive opportunities to promote strong performance. This compensation philosophy extends to all levels of our management.

We do not have specific policies for allocating between long-term and short-term compensation or between cash and non-cash compensation. Rather, the Compensation Committee maintains a balance of performance-based and retention-oriented pay for each NEO considering market data on the mix of pay but also using discretion in making its decisions. The below illustrations show the balance between fixed and performance-based compensation for the CEO and the other NEOs.

These elements are designed to reward corporate and individual performance in a simple and straightforward manner through future appreciation in the value of MasTec’s stock. We believe that this emphasis on long-term value also contributes to the sustainability of our business. MasTec’s executive compensation program is also intended to promote and retain stability within the executive team.

Each NEO is a member of MasTec’s executive team. To that end, our NEOs, as well as other executives, are expected to contribute to MasTec’s overall success rather than focus solely on specific objectives within each executive’s area of responsibility. Given this team-based approach, MasTec considers relative compensation levels among all executive team members to ensure that our compensation programs are applied consistently and equitably. Executives who underperform are either removed from the executive team with their compensation adjusted accordingly or dismissed.

The following charts summarize the mix among base salary, short term and long-term incentive pay for our NEOs for their 2020 performance:

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2020 BUSINESS HIGHLIGHTS

In setting our executives’ compensation, we consider MasTec’s financial performance, including:

Strong Adjusted EBITDA, Cash Flow from Operations and Net Debt Reduction

o	Net Income of $323 million and Adjusted EBITDA* of $810 million, less than a 5% decrease from 2019 Adjusted EBITDA of $843 million despite a 12% decline in revenue.

o	Record Cash Flow from Operating Activities of $937 million, a 70% increase over 2019 Cash Flow from Operating Activities of $550 million, allowing us to reduce our 2020 year-end Net Debt to its lowest level in over 7 years.

o	Free Cash Flow exceeding adjusted net income by over $380 million.

o	Strong performance during unprecedented global economic and environmental conditions.

o	Year-end stock price of $68.18 for a five-year average Total Shareholder Return of 31.3%.

*Adjusted EBITDA is a non-GAAP financial measure. For a description of the rationale for our presentation of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, please see the disclosure under the caption “Non-U.S. GAAP Financial Measures” beginning on page 37 of our 2020 Annual Report on Form 10-K (“Form 10-K”) filed with the SEC on February 25, 2021 (the “Non-GAAP Reconciliations”). Free Cash Flow is defined as Net cash provided by operating activities, less cash capital expenditures plus proceeds on sale of fixed assets. Net debt is defined as total long-term debt (including finance leases), less cash and cash equivalents.

The graph below represents the percentage increase of MasTec’s stock price vs. the peer group (see page 29 for details on our peer group) during the period from January 1, 2017 to December 31, 2020.

BEST PRACTICES IN OUR PROGRAM

·	Annual performance-based incentives paid partially in restricted stock.

·	Three-year vesting period for equity performance-based awards.

·	Caps on annual bonuses.

·	Modest perquisites.

·	Use of independent compensation consultant to benchmark and analyze compensation metrics.

·	Stock ownership guidelines for our CEO, other NEOs and independent directors.

·	Anti-hedging and anti-pledging policies. The Board granted an exception to these policies for our Chairman and CEO for a limited term financing arrangement (for additional details, refer to Footnotes 3 and 4 of the “Security Ownership” section beginning on page 51).

·	A clawback policy for incentive compensation.

·	The Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

PRACTICES WE DO NOT ENGAGE IN

·	No re-pricing of stock options.

·	No excise tax gross-up provisions in post-2016 employment agreements.

·	No defined benefit pension plan.

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DISCRETION AND JUDGMENT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board is responsible for assessing recommendations of pay and approving pay levels for our executive management.

The Compensation Committee targets NEO compensation levels with the following goals in mind:

•	Market-competitive base pay.

•	Short-term and long-term incentive grants that appropriately reward past performance and share value appreciation, create incentives for long-term growth in MasTec’s financial performance and value, as well as promote and executive retention.

•	Levels of benefits and modest perquisites adequate to attract and retain talented and qualified executive officers.

The Compensation Committee determines all compensation for the CEO and the other NEOs. The Company compiles information for the Committee’s review. Then the Compensation Committee conducts an evaluation of each NEO to determine if changes in the officer’s compensation are appropriate based on the considerations described herein.

At the Compensation Committee’s request, the CEO provides input regarding the performance and appropriate compensation of the NEOs other than himself. The CEO does not participate in the Compensation Committee’s deliberations or decisions about his own compensation. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other NEOs because of his direct and in-depth knowledge of each executive. The Compensation Committee reviews those recommendations for non-CEO executive compensation and then determines the compensation levels for all our NEOs, considering each executive officer’s role, performance, internal pay comparisons and available market data, as well as the Company’s overall performance. The Compensation Committee then recommends the compensation for our CEO to the independent members of the Board for their final approval. The Compensation Committee also administers our incentive compensation plans, including the 2013 ICP.

ROLE OF COMPENSATION CONSULTANT

At the direction of the Board in 2020, the Compensation Committee retained Meridian as its independent compensation consultant. The Compensation Committee from time to time uses the services of Meridian to assist in benchmarking executive and director compensation. Other services provided by Meridian to the Compensation Committee included review of the compensation peer group, legislative and governance updates and assistance with proxy disclosure. Meridian did not assist MasTec in adjusting compensation levels and did not attend any meetings of the Compensation Committee.

Other than as described above and below, Meridian provided no other services to the Compensation Committee and provided no services to management during fiscal 2020. The Compensation Committee, considering all relevant factors, including those set forth in applicable SEC and NYSE rules, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

ROLE OF PEER COMPANIES AND BENCHMARKING

Since 2016, the Compensation Committee has been assisted by Meridian to construct a peer group appropriate for market comparisons of compensation for our NEOs and outside directors. Based on advice from Meridian, the Compensation Committee determined it was appropriate to use the 2019 peer group in evaluating and setting 2020 compensation of our NEOs. Meridian provided the Compensation Committee with a competitive analysis of compensation for our NEOs as compared to that of each of the peer group members (the “Competitive Analysis”).

MasTec was near the median of the peer group with respect to revenue size and the Compensation Committee focused on the median of the data in establishing the peer group used for market comparisons.

The Compensation Committee selected the 2020 peer group that consisted of the following 11 companies:

Jacobs Engineering Group, Inc.

AECOM

KBR, Inc.

EMCOR Group Inc.

Quanta Services Inc.

Tutor Perini Corp.

Granite Construction, Inc.

Tetra Tech Inc.

Comfort Systems USA Inc.

Dycom Industries Inc.

Primoris Services Corp.

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The Compensation Committee reviewed information in the Competitive Analysis regarding peer median executive compensation, our executive compensation and our financial performance in comparison to the selected peers and considered that information, among other things, when it determined total compensation levels. The Compensation Committee also considered the results of the 2020 non-binding shareholder vote on executive compensation and other information and analyses it deemed relevant. The 2020 non-binding shareholder vote was 95.9%.

The Compensation Committee did not, however, set compensation components (or total target compensation) to meet specific market benchmark percentiles to avoid compensation unrelated to the value delivered by the NEOs or the performance of MasTec. At MasTec, annual incentive compensation awards are heavily based on prior year corporate and individual performance.

COMPONENTS OF OUR EXECUTIVE COMPENSATION FOR 2020

The primary components of compensation paid to our NEOs are base salary and performance based annual bonuses paid partially in cash and partially in time-based restricted stock, as well as occasional additional awards of restricted stock. Each element is described in more detail below.

Decisions with respect to one element of compensation tend not to affect decisions regarding other elements.

Component	Objective	Type of Compensation
Fixed pay
Our objective for base salary is to provide our executive officers a minimum, fixed level of cash compensation commensurate with their positions and qualifications. Base salary is designed to reward core competence in each executive’s role. We choose to pay base salary for talent attraction and retention. Salaries are set based on the performance of the executive; market data adjusted for individual qualifications and job uniqueness.

Bi-weekly cash base salary. Salaries initially are negotiated and set forth in employment agreements with each NEO and thereafter reviewed annually. We have not entered into any new employment agreements with our NEOs since 2014.

At Risk Pay
An objective of our 2013 ICP is to reward NEOs for company and individual performance during the prior year. The 2013 ICP is designed to reward contributions as a member of the executive team to MasTec’s overall success rather than specific objectives solely within the officer’s area of responsibility.

We choose to pay this performance based annual incentive compensation in the form of both cash and restricted stock that vests over a three-year period. Although the amount of the annual incentive award is largely based on 2020 performance, we believe that paying a significant portion of annual incentive compensation in the form of time vesting restricted stock incentivizes our management to build long-term shareholder value, aligns the interests of our management team with those of our shareholders and contributes to retention of our leadership team members. Executive officers eligible to receive an award under the 2013 ICP are selected by the Compensation Committee no later than 90 days following the start of each fiscal year, at which time the Compensation Committee also determines the maximum amount of the award opportunity.

Benefits	The objective of our benefits program is to provide our NEOs with a competitive benefits package.	Includes medical, dental, disability, life insurance and accidental death.

Retirement	The objective of our retirement benefits is to assist our employees with the accumulation of adequate financial assets for retirement.
Our executive officers may participate in the 401(k) and Deferred Compensation Plans.

We make safe harbor matching contributions equal to 100% of the first 3% of compensation that each eligible participant elects to contribute to the 401(k) Plan in that year plus 50% of the amount of such participant’s contributions more than 3% but not more than 5% of such participant’s compensation. The matching contributions to the 401(k) Plan are paid 50% in cash and 50% in MasTec common stock.

No company matching contributions were made in 2020 to the Deferred Compensation Plan. Participants, including NEOs, may obtain distributions from the Deferred Compensation Plan only upon termination of employment or for elected in- service distributions.

We also believe that our stock ownership guidelines contribute to our executives’ retirement planning and asset accumulation.

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Additional Compensation Components:

Component	Description
Split Dollar Life Insurance	We cover Jorge Mas and Jose R. Mas under split dollar insurance policies. The objective is to provide protection to the Company by allowing Messrs. Mas’ and Mas’ beneficiaries to use the proceeds under these policies to pay estate taxes instead of using the proceeds from large stock dispositions that could be disruptive to the market price of MasTec’s common stock. In addition, the policies are an efficient method of providing compensation with a high perceived value to the recipients.

For more information, see the “Certain Relationships and Related Transactions” section beginning on page 54.

Perquisites	We provide a limited number of perquisites to our NEOs with the objective of attracting and retaining executive officers in a competitive marketplace. Perquisites are not designed to reward any particular executive behavior.

Other Equity Compensation	We occasionally use other time-vesting restricted stock awards to further align executive officers’ interests with those of our shareholders and to reward continued employment and actions that increase long-term shareholder value. We have not, however, made any such awards to NEOs since 2013.

2020 PERFORMANCE AND COMPENSATION DECISIONS

In addition to our 2020 financial performance detailed above, the following Performance Matrix from Equilar (Equilar provides data and analysis for individual companies and comparison to selected peer groups) data (prior year comparison to our peer group) was reviewed by our Compensation Committee prior to their final 2020 decisions on compensation for our NEOs.

		Peer Median	MasTec (2019)	Percentile
Financials	Revenue ($MMs)	$4,450.8	$7,183.2	64th
	Market Capital ($MMs)	$4,322.3	$4,824.0	60th
	Net Income ($MMs)	$170.5	$392.3	98th
Total Shareholder Return (TSR)	1-Year (%)	15.9%	7.1%	92nd
	5-Year (%)	13.1%	31.3%	85th
Profitability	Return on Revenue – 1 year	2.7%	5.5%	94th
	Return on Assets – 1 Year	3.8%	8.3%	95th
	Return on Equity – 1 Year	10.5%	24.7%	100th
	Return on Revenue – 3 year	2.9%	4.8%	81st
	Return on Assets – 3 Year	15.4%	24.0%	93rd
	Return on Equity – 3 Year	34.0%	70.1%	100th
	Return on Revenue – 5 year	2.6%	3.5%	72nd
	Return on Assets – 5 Year	21.3%	27.2%	72nd
	Return on Equity - 5 Year	45.3%	81.0%	86th
CEO Pay Ratio	2017	132.0	94.3	38th
	2018	156.0	93.8	36th
	2019	104.0	97.1	36th
CEO Compensation	2017	$9,343,356	$6,754,992	38th
	2018	$8,801,544	$7,273,627	36th
	2019	$7,236,395	$8,077,270	45th

In the table above, Total Shareholder Return (TSR) is the change in stock price over a specific time period; Return on Revenue (ROR) is the ratio of net income to revenue; Return on Assets (ROA) is the ratio of net income to total assets; CEO Pay Ratio is the amount of CEO pay divided by the pay of the median employee determined in accordance with Item 402(u) of Regulation S-K.

2020 Base Salary

The Compensation Committee sets each NEO’s base salary based on a number of factors including the NEO’s core competency, position and qualifications as well as competitive market data derived for our peer group. Based on these factors, the Compensation Committee approved the following 2020 base salaries for NEOs. Given the unprecedented uncertainty of current market conditions, the Compensation Committee determined not to increase 2021 base salaries for the NEOs.

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Executive	2020 Base Salary	2021 Base Salary
Jose R. Mas, CEO	$1,075,000	$1,075,000
Robert Apple, COO	$682,500	$682,500
George Pita, EVP and CFO	$525,000	$525,000
Albert de Cardenas, EVP, General Counsel and Secretary	$450,000	$450,000

2020 Incentive Compensation Plan

The objectives of the Company’s annual incentive program are:

•	To provide incentive compensation linked to Company and individual NEO performance;

•	To attract and retain executives of outstanding ability;

•	To align the interests of the NEOs with the interests of the Company’s shareholders; and

•	To incentivize management to build long-term shareholder value by paying a majority of earned incentives in the form of restricted stock that vests over a period of years.

The Compensation Committee determines the size of each NEO’s annual incentive award by considering numerous factors, including MasTec’s operating performance, which exceeded pandemic revised expectations, and 2020 results in revenue, income from operations, EBITDA, cash flow from operating activities and liquidity. The Compensation Committee also considered our NEO’s focus on safety, which led to a continued reduction in frequency of incidents compared to previous years and management of our financial position as reflected by our cash flow from operating activities, overall debt level and improved book leverage and considered the Competitive Analysis as described above. In light of the significant uncertainties and disruptions caused by the COVID-19 pandemic, the Committee gave particular consideration to how the NEOs successfully maintained operations during the pandemic while protecting employee health and safety, as well as achieving adjusted EBITDA which declined in percentage terms substantially less than revenue.

In establishing the annual incentive program for 2020, the Compensation Committee determined that annual incentive awards would not be payable unless the Company achieved adjusted EBITDA of $600 million, which represents 75% of 2019 adjusted EBITDA. In addition, no individual incentive award may exceed 3% of 2020 adjusted EBITDA. Adjusted EBITDA is generally calculated by taking MasTec’s consolidated net income, determined in accordance with generally accepted accounting principles, and adding back interest, depreciation, amortization and income taxes and adjusting for certain other items of income or expense, all as more detailed in the Non-GAAP Reconciliations. The Compensation Committee has determined Adjusted EBITDA to be a consistent measure of operating performance. The Compensation Committee also reviewed tally sheets totaling 2020 compensation for each of the NEOs to assist in determining 2020 incentive compensation These tally sheets identify and value each element of each NEO’s compensation, including base salary, cash and equity incentive awards and perquisites, and provide an aggregate sum for each NEO, as well as peer group public data (prepared by Meridian) for similar executive positions.

Based on the foregoing considerations, for 2020, the Compensation Committee approved awards of restricted stock and cash under the 2013 ICP, as set forth in the table below.

Executive	Cash ($)	Shares of	Restricted	Total ($)
		Restricted Stock	Stock Value ($) *
Jose R. Mas, CEO	$2,400,000	57,926	$5,350,000	$7,750,000
Robert Apple, COO	$1,300,000	23,549	$2,175,000	$3,475,000
George Pita, EVP and CFO	$1,000,000	19,489	$1,800,000	$2,800,000
Albert de Cardenas, EVP, General Counsel and Secretary	$550,000	10,286	$950,000	$1,500,000

*	The value of the shares of restricted stock were calculated based on the closing price of MasTec’s Common Stock as reported on the NYSE on March 18, 2021 ($92.36), in accordance with the definition of “Fair Market Value” under the 2013 ICP.

The restricted stock will vest 100% on the third anniversary of the grant dates. Subject to certain limited exceptions, a NEO’s grant of restricted stock will be forfeited if the NEO terminates employment prior to such third anniversary. See the Summary Compensation Table for details.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

We generally negotiate employment agreements with our NEOs. The objective of these arrangements is to secure qualified executive officers for leadership positions in our organization as well as to protect our business and intellectual property by restrictive covenants, including non-competition covenants, contained in the agreements. As of April 7, 2021, we had employment agreements with all our NEOs for their current positions. See “Employment and Other Agreements” below.

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Our employment agreements provide for the payment of certain compensation and benefits in the event of a change in control of MasTec, as well as in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for the payment. Providing for payments upon a change in control helps preserve MasTec’s value by reducing any incentive for key executive officers to seek employment elsewhere if a change in control of MasTec is proposed or becomes likely. Moreover, on an ongoing basis, these arrangements help maintain the continuity of our management team, which we view as a driver of shareholder value. See the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2020” section below for a description of these provisions and a calculation of the amounts that would be payable thereunder if a change in control of MasTec had occurred on December 31, 2020. The Compensation Committee has publicly committed to not include change in control related excise tax gross ups in future executive employment agreements.

DEFERRED COMPENSATION PLAN

In 2008, our Board adopted the MasTec Non-Qualified Deferred Compensation Plan, and in 2020, our Board adopted an amendment and restatement of such plan. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The objective of this plan is to provide this group of employees with an opportunity, on a voluntary basis, to defer compensation without regard to the IRS limits imposed on our qualified 401(k) Plan. Under the plan, participants can defer up to 50% of their base salary and overtime and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. No match was awarded in 2018, 2019 or 2020. Company matching contributions, if any, vest at a rate of one-third per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board or the Compensation Committee may in its sole discretion, but is not required to, credit a contribution to any participant’s account under this plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. No contributions were made in the three years ended December 31, 2020. Participants may obtain distributions from the plan only upon termination of employment or for elected in-service distributions, at which time the distribution will be fully taxable to the employee.

CLAWBACK POLICY

MasTec has adopted a clawback policy that permits us to seek to recover certain amounts of incentive compensation, including both cash and equity, paid to any executive officer (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after January 1, 2017, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to fraud, and the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

MasTec has reviewed its compensation structures and policies as they pertain to risk and has determined that its compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on MasTec. Use of Adjusted EBITDA targets for senior executive bonuses ensures that compensation is based upon the overall performance of MasTec. Moreover, our equity grants typically provide for a three-year vesting period, which we believe encourages our executive officers to manage with the long-term success of MasTec as a key objective. Compensation for other personnel is closely monitored by our senior executive officers considering this long-term perspective.

STOCK OWNERSHIP AND RETENTION GUIDELINES

All NEOs are required to own shares of MasTec common stock with a value of not less than a specified multiple of their base salary. The policy also requires NEOs to retain 50% of net after-tax shares acquired during the year upon vesting (or exercise of stock options) unless his or her ownership level was satisfied as of the beginning of the year. The chart below shows the multiple of base salary ownership requirements and actual ownership levels and the market price of MasTec common stock as of December 31, 2020.

Executive	Ownership	Ownership as of
	Requirement	December 31, 2020
Jose R. Mas, CEO	10x base salary	258x
Robert Apple, COO	2x base salary	22x
George Pita, EVP and CFO	2x base salary	27x
Albert de Cardenas, EVP, General Counsel and Secretary	2x base salary	13x

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

MasTec has a policy prohibiting its directors, officers and employees from engaging in short sales, including a “sale against the box” (a sale with a delayed delivery), the buying or selling of puts or calls or derivatives involving MasTec securities, and holding MasTec securities in margin accounts or pledging MasTec securities as collateral for a loan, unless such person demonstrates the financial capacity to repay the loan (not including margin debt) without resort to the pledged securities. Our Board made an exception to this policy for our

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Chairman, Jorge Mas and our CEO, Jose R. Mas. The exception was made for a limited term financing arrangement. For additional details, refer to Footnotes 3 and 4 of the “Security Ownership” section beginning on page 51.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios to analyze the expected impact of the award.

IMPACT OF TAX TREATMENT OF A PARTICULAR FORM OF COMPENSATION

The tax treatment of the elements of our compensation program is one factor considered in the design of our executive compensation program. Under Section 162(m) of the Code, the federal income tax deduction for compensation paid to certain executive officers of publicly held companies is limited to $1 million per officer per fiscal year. Prior to the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), the limitation did not apply if the compensation met certain qualifying performance-based requirements. As a result of the 2017 Tax Act, however, that performance-based exception is generally no longer available. As a result, more of our executive compensation will likely not be tax deductible by the Company, although the impact of the loss of this tax benefit may be partially offset by the lower corporate income tax rate applicable under the new law. Although the Compensation Committee considers the impact of Section 162(m) of the Code as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Compensation Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended, referred to as the Securities Act, or the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors

Ernst N. Csiszar, Chairman

Robert J. Dwyer

Javier Palomarez

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NAMED EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2020

The following table summarizes the compensation information for the years ended December 31, 2020, 2019 and 2018 for our CEO, CFO and our other named executive officers as of the end of 2019. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

	Year	Salary	Stock	Non-Equity	All Other	Total
			Awards (1)	Incentive Plan	Compensation
				Compensation	(2)
Jose R. Mas,	2020	$1,068,942	$5,350,000	$2,400,000	$23,887	$8,842,829
CEO	2019	$1,050,000	$4,500,000	$2,500,000	$27,270	$8,077,270
	2018	$1,050,000	$3,100,000	$3,100,000	$25,847	$7,275,847
Robert Apple,	2020	$677,790	$2,175,000	$1,300,000	$38,543	$4,191,333
COO	2019	$658,606	$1,750,000	$1,350,000	$33,815	$3,792,421
	2018	$639,423	$1,450,000	$1,300,000	$32,978	$3,422,401
George Pita,	2020	$521,565	$1,800,000	$1,000,000	$55,293	$3,376,858
EVP and CFO	2019	$507,390	$1,450,000	$1,050,000	$54,435	$3,061,825
	2018	$492,612	$1,200,000	$1,025,000	$38,167	$2,755,779
Albert de Cardenas,	2020	$446,872	$950,000	$550,000	$26,301	$1,973,173
EVP, General Counsel	2019	$434,153	$750,000	$575,000	$25,951	$1,785,104
and Secretary	2018	$421,508	$650,000	$565,000	$24,857	$1,661,365

(1)	Amounts shown in this column represent the fair value of restricted stock awards as of date of grant computed in accordance with FASB ASC Topic 718. Stock awards represent restricted stock awards issued in payment of a portion of annual incentive compensation. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 9 to our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	All other compensation for 2020 consists of the following:

	Car Lease	Matching	Imputed	Golf	Executive	Employee	Total
	or	Contribution	Benefit	Membership	Long-	Awards
Name	Allowance	to 401k Plan	from Split		Term	(3)
			Dollar Life		Disability
			Insurance		(1)
			Policy (2)
Jose R. Mas	$20,573		$201		$3,088	$25	$23,887
Robert Apple	$24,461	$11,400			$2,507	$175	$38,543
George Pita	$18,600	$11,400		$19,682	$5,586	$25	$55,293
Albert de Cardenas	$12,000	$11,400			$2,726	$175	$26,301

(1)	The amounts shown in this column include premiums for Executive Supplemental Long-Term Disability for Messrs. Mas, Apple, Pita and de Cardenas for 2020.

(2)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of Jose R. Mas. Pursuant to Mr. Mas’s split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds all premiums it pays on the policies upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See the “Certain Relationships and Related Transactions” section beginning on page 54 for a description of the split dollar agreement that MasTec entered into with Mr. Mas.

(3)	The amounts shown in this column include gift cards for employee anniversaries and holidays.

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GRANTS OF PLAN BASED AWARDS FOR 2020

The following table provides additional information about the plan-based awards granted to the NEOs for the year ended December 31, 2020.

Name	Grant Date	Number of Shares of	Grant Date Fair Value
		Stock or Units (1)	of Stock Awards (2)
Jose R. Mas, CEO	3/18/2021	57,926	$5,350,000
Robert Apple, COO	3/18/2021	23,549	$2,175,000
George Pita, EVP and CFO	3/18/2021	19,489	$1,800,000
Albert de Cardenas EVP,	3/18/2021	10,286	$950,000
General Counsel and Secretary

(1)	Represents shares of restricted stock granted under the 2013 ICP, which vest three years after the grant date.

(2)	The grant date value of the restricted stock awards is based on the closing market price of $92.36 for our common stock on March 18, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2020

The following table sets forth our outstanding equity awards as of December 31, 2020 for our NEOs.*

Name	Date of Grant	Number of Shares or	Market Value of
		Units of Stock That	Shares or Units of
		Have Not Vested	Stock That Have Not
			Vested (1)
Jose R. Mas, CEO	3/14/2018	51,622 (2)	$3,519,588
	3/14/2019	65,664 (3)	$4,476,972
	3/19/2020	165,017 (4)	$11,250,859
Robert Apple, COO	3/14/2018	24,582 (2)	$1,676,001
	3/14/2019	30,714 (3)	$2,094,081
	3/19/2020	64,173 (4)	$4,375,315
George Pita, EVP and CFO	3/14/2018	18,938 (2)	$1,291,193
	3/14/2019	25,418 (3)	$1,732,999
	3/19/2020	53,172 (4)	$3,625,267
Albert de Cardenas EVP, General	3/14/2018	12,153 (2)	$828,592
Counsel and Secretary	3/14/2019	13,768 (3)	$938,702
	3/19/2020	27,503 (4)	$1,875,155

*	The table excludes equity awards granted in 2021 for 2020 performance.

(1)	The market value of the shares was calculated based upon the closing market price of our common stock of $68.18 per share, as reported by the NYSE on December 31, 2020, the last trading day of 2020.
(2)	Awarded on March 14, 2018 and vested on March 14, 2021.

(3)	Awarded on March 14, 2019 and vest on March 14, 2022.

(4)	Awarded on March 19, 2020 and vest on March 19, 2023.

STOCK VESTED FOR 2020

Name	Number of Shares of	Value Realized on
	Stock or Units Acquired on Vesting	Vesting
Jose R. Mas, CEO	50,450	$1,375,772
Robert Apple, COO	26,384	$ 719,492
George Pita, EVP and CFO	20,270	$ 552,763
Albert de Cardenas EVP,	12,227	$ 333,430
General Counsel and Secretary

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NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings under, and aggregate balances of, nonqualified defined contribution and other deferred compensation plans we maintain.

Name	Executive	Aggregate Earnings	Aggregate Balance
	Contributions in 2020 (1)	in 2020	on December 31, 2020 (2)

Robert Apple, COO		$211,602	$1,783,094
Albert de Cardenas, EVP, General		$5,997	$49,644
Counsel and Secretary

(1)	No contributions were made to MasTec’s non-qualified deferred compensation plans on behalf of Mr. Apple or Mr. de Cardenas for 2020.
(2)	For Mr. Apple, $15,510 and for Mr. de Cardenas, $7,337 of these totals were previously reported as compensation in the Summary Compensation Tables for previous years.

See the “Deferred Compensation Plan” section on page 33 for more information on our Non-Qualified Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT AS OF DECEMBER 31, 2020

Each of the NEOs has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon change in control and termination of employment with the Company.

Each of the employment agreements for the NEOs also provides for each of such NEOs to receive certain payments in the event of a change in control, as follows:

•	Jose R. Mas. Mr. Mas would become entitled to receive a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement.

•	Robert Apple. Mr. Apple would become entitled to receive 12 monthly payments at an annual rate equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement.

•	George Pita. Mr. Pita would be entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

•	Alberto de Cardenas. Mr. de Cardenas would become entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

For these purposes, “Change in Control” generally means:

•	Acquisition by Person of Substantial Percentage. The acquisition by a person or entity (each, a “Person”) (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the common stock of MasTec;

•	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all the assets of MasTec or of any “subsidiary” of MasTec to a Person described above, but, with

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regard to Robert Apple’s, George Pita’s and Alberto de Cardenas’ employment agreements, only if such transaction occurs without approval or ratification by a majority of the members of the Board of Directors of MasTec; or

•	Substantial Change of Board Members. During any fiscal year of MasTec, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by most of the directors in office at the beginning of the fiscal year.

For purposes of the definition of “Change in Control,” the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

Each NEO’s employment agreement also provides that such NEO would be entitled to receive certain payments if such NEO’s employment was terminated as follows:

•	Jose R. Mas. Following termination of Mr. Mas’s employment by us without cause (as defined in the agreement) or by Mr. Mas for good reason (as defined in the agreement), Mr. Mas would receive an amount equal to his base salary, and the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination, and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. In the event Mr. Mas’s employment is terminated by MasTec because of death or disability, then Mr. Mas or his estate would receive his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred, and any unvested options and restricted stock would immediately vest. In the event Mr. Mas’s employment is terminated by us for cause (as defined in the agreement), Mr. Mas would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•	Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive an amount equal to his base salary and the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. If Mr. Apple’s employment is terminated by MasTec because of death or disability, then Mr. Apple or his estate would receive his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred, and any unvested options and restricted stock would immediately vest. In the event Mr. Apple’s employment is terminated by us for cause (as defined in the agreement), Mr. Apple would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•	George Pita. Following termination of Mr. Pita’s employment by us without cause (as defined in the agreement) or by Mr. Pita for good reason (as defined in the agreement), Mr. Pita would receive an amount equal to his base salary and the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement which shall be payable over a period of 12 months from the date of termination and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. If Mr. Pita’s employment is terminated by MasTec because of death or disability, then Mr. Pita or his estate would receive his base salary and any annual performance bonus earned through the date of death or disability and any unvested options and restricted stock would immediately vest. In the event Mr. Pita’s employment is terminated by us for cause (as defined in the agreement), Mr. Pita would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•	Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause (as defined in the agreement) or by Mr. de Cardenas for good reason (as defined in the agreement), Mr. de Cardenas would receive an amount equal to his base salary and the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. If Mr. de Cardenas’ employment is terminated by MasTec because of death or disability, then Mr. de Cardenas or his estate would receive his base salary and any annual performance bonus earned through the date of death or disability and any unvested options and restricted stock would immediately vest. In the event Mr. de Cardenas’ employment is terminated by us for cause (as defined in the agreement), Mr. de Cardenas would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus.

The following tables illustrate the payments and benefits that each NEO would have received under his employment agreement, as amended to the date of this Proxy Statement, if MasTec experienced a change in control on December 31, 2020 or such NEO’s employment with MasTec had terminated on December 31, 2020 for any of the reasons described in the tables. The amounts presented in the tables are

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estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the NEOs, which would only be known at the time that employment terminates, or the change of control occurs, as applicable.

Executive: Jose R. Mas

Executive Compensation	Termination	Termination	Termination by	Change of
Component	due to	due to Death	Company	Control
	Disability		without Cause
			or Resignation
			with Good
			Reason
Cash Severance
Base Salary			$1,075,000	$1,612,500
Performance Bonus			$6,300,000	$9,450,000
Total Cash Severance			$7,375,000	$11,062,500
Long Term Incentives
Value of Accelerated Grants (1)	$19,247,419	$19,247,419	$19,247,419	$19,247,419
Benefits & Perquisites
Health & Welfare Benefits			$14,684	$14,684
Company Car			$20,573	$20,573
Total Benefits & Perquisites			$35,257	$35,257
Section 280G Tax Gross-Up (2)			-	-
OVERALL TOTAL	$19,247,419	$19,247,419	$26,657,676	$30,345,176

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2020, the last trading day of 2020 ($68.18), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Robert Apple

Executive Compensation	Termination	Termination	Termination by	Change of
Component	due to	due to Death	Company	Control
	Disability		without Cause
			or Resignation
			with Good
			Reason
Cash Severance
Base Salary			$682,500	$1,023,750
Performance Bonus			$2,791,000	$4,186,500
Total Cash Severance			$3,473,500	$5,210,250
Long Term Incentives
Value of Accelerated Grants (1)	$ 8,145,397	$ 8,145,397	$8,145,397	$8,145,397
Benefits & Perquisites
Health & Welfare Benefits			$13,902	$13,902
Company Car			$24,461	$24,461
Total Benefits & Perquisites			$38,363	$38,363
Section 280G Tax Gross-Up (2)			-	-
OVERALL TOTAL	$ 8,145,397	$ 8,145,397	$11,657,260	$13,394,010

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2020, the last trading day of 2020 ($68.18), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

(2)	Mr. Apple is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Apple generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Apple’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Apple would result in an “excess parachute payment” and thus result in an excise tax.

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Executive: George Pita

Executive Compensation	Termination	Termination	Termination by	Change of
Component	due to	due to Death	Company	Control
	Disability		without Cause
			or Resignation
			with Good
			Reason
Cash Severance
Base Salary			$525,000	$787,500
Performance Bonus			$2,229,333	$3,344,000
Total Cash Severance			$2,754,333	$4,131,500
Long Term Incentives
Value of Accelerated Grants (1)	$ 6,649,459	$ 6,649,459	$6,649,459	$6,649,459
Benefits & Perquisites
Health & Welfare Benefits			$18,473	$18,473
Company Car			$18,600	$18,600
Total Benefits & Perquisites			$37,073	$37,073
OVERALL TOTAL	$ 6,649,459	$ 6,649,459	$9,440,865	$10,818,032

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2020, the last trading day of 2020 ($68.18), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

Executive: Albert de Cardenas

Executive Compensation Component	Termination	Termination	Termination by	Change of Control
	due to	due to Death	Company without
	Disability		Cause or
			Resignation with
			Good Reason
Cash Severance
Base Salary			$450,000	$675,000
Performance Bonus			$1,236,000	$1,854,000
Total Cash Severance			$1,686,000	$2,529,000
Long Term Incentives
Value of Accelerated Grants (1)	$ 3,642,449	$ 3,642,449	$3,642,449	$3,642,449
Benefits & Perquisites
Health & Welfare Benefits			$14,121	$14,121
Company Car			$12,000	$12,000
Total Benefits & Perquisites			$26,121	$26,121
OVERALL TOTAL	$ 3,642,449	$ 3,642,449	$5,354,570	$6,197,570

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2020, the last trading day of 2020 ($68.18), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

EMPLOYMENT AND OTHER AGREEMENTS

Employment Agreements

On April 18, 2007, MasTec entered an employment agreement with Jose R. Mas, MasTec’s President and CEO, effective as of April 18, 2007, and amended on March 31, 2014. The term of the agreement continues until the agreement is terminated in accordance with the terms and provisions thereof. The agreement provides that Mr. Mas is to receive an annual salary, subject to Compensation Committee adjustment. Mr. Mas’ salary was increased to $1,075,000 effective March 19, 2020. Given the unprecedented uncertainty of current industry and market conditions there was no increase to Mr. Mas’ 2021 salary. The agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board. Pursuant to the terms of the agreement, Mr. Mas received 100,000 shares of MasTec’s common stock, which vested on the fifth anniversary of the

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agreement. If Mr. Mas’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. Mas’s death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2020” section beginning on page 37. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective January 1, 2010, MasTec entered an employment agreement with Robert Apple relating to his employment as COO, which agreement was amended on March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Apple will be paid an annual salary, subject to Compensation Committee adjustment. Mr. Apple’s salary was increased to $682,500 effective March 19, 2020. Given the unprecedented uncertainty of current industry and market conditions there was no increase to Mr. Apple’s 2021 salary. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our Compensation Committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock, which vested on the third anniversary of the effective date of the agreement. If Mr. Apple’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. Apple’s death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2020” section beginning on page 37. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective January 23, 2014, MasTec entered an employment agreement with George Pita relating to his becoming, effective January 1, 2014, the Company’s EVP and CFO, which agreement was amended as of March 31, 2014, and remains in effect until terminated and provides that Mr. Pita will be paid an annual base salary, subject to Compensation Committee adjustment. Mr. Pita’s salary was increased to $525,000 effective March 19, 2020. Given the unprecedented uncertainty of current industry and market conditions there was no increase to Mr. Pita’s 2021 salary. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. Pita’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. Pita’s death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2020” section beginning on page 37. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non- competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective March 31, 2014, MasTec entered an employment agreement with Alberto de Cardenas relating to his employment as EVP, General Counsel and Secretary, which agreement replaced his 2008 employment agreement. The agreement remains in force until terminated and provides that Mr. de Cardenas will be paid an annual salary, subject to Compensation Committee adjustment. Mr. de Cardenas’ salary was increased to $450,000 effective March 19, 2020. Given the unprecedented uncertainty of current industry and market conditions there was no increase to Mr. de Cardenas’ 2021 salary. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. de Cardenas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. de Cardenas’ death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2020” section beginning on page 37. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

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CEO PAY RATIO FOR 2020

In compliance with Item 402(u) of Regulation S-K adopted by the Securities and Exchange Commission pursuant to Section 953(b) of the Dodd-Frank Act, we are reporting the pay ratio disclosure for our fiscal year beginning on January 1, 2020. We identified our median employee as of December 31, 2020 in compliance with the above rules.

As of December 31, 2020, we had 19,223 employees, consisting of 18,497 U.S. based employees, 28 employees in Mexico, 347 employees in India and 351 employees in Canada. In calculating our median employee’s wages, we did not include our employees in Mexico, India or Canada as they make up less than 5% of our total global workforce. We have calculated our median employee’s wages as follows:

•	We compiled W-2 earnings for all our active employees as of December 31, 2020, except our CEO.

•	We annualized W-2 earnings for new hires during 2020.

•	We ranked all employees’ wages and determined the median employee.

•	We calculated annual total compensation for our median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	The 2020 W-2 annualized wage for our median employee is $77,285.

Jose Mas, our CEO, had 2020 total compensation of $8,842,829 as more fully detailed in our “Summary Compensation Table for 2020” on page 35. The pay ratio for 2020 is 114.4.

PROPOSAL NO. 3: VOTE ON A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVES

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our NEOs as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis” including the tables that follow. We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”

Although your vote is advisory and therefore non-binding, the Board will consider the outcome of the vote when considering future executive compensation decisions for NEOs. We urge shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, which details our compensation actions for the year ended December 31, 2020. As described in the CD&A, we believe that the compensation paid to our NEOs for 2020 appropriately considers our demonstrated ability to increase revenue, operating results and profitability over the short- and long-term because of the continued leadership of these NEOs. We believe that our compensation programs and policies and the compensation decisions for 2020 as described in the CD&A appropriately reward our NEOs for their and the Company’s performance and we believe that these programs and policies will assist us in retaining our senior leadership team.

The Board recommends that shareholders vote FOR approval of the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

PROPOSAL NO. 4: VOTE ON APPROVAL OF THE RESTATED 2013 ICP a

Introduction

The 2013 ICP was originally adopted by our Board of Directors on March 17, 2013 and approved by the Company’s shareholders on May 23, 2013 at the Company’s 2013 Annual Meeting of Shareholders. The 2013 ICP was subsequently amended and restated in certain immaterial respects effective January 1, 2017. On March 18, 2021, our Board approved the Restated 2013 ICP and recommended that it be submitted to the Company’s shareholders for their approval at the next annual meeting.

The primary change in the Restated 2013 ICP is to increase the number of shares of common stock available for issuance under the 2013 ICP by 1,150,000 shares. The Restated 2013 ICP also (i) extends the term of the 2013 ICP from May 23, 2023 to May 20, 2031, (ii) updates the provisions of the 2013 ICP applicable to performance-based awards in response to recent changes to Section 162(m) of the Internal Revenue Code, (iii) prohibits liberal share recycling with respect to stock option and stock appreciation rights awards, and (iv) prohibits the payment of dividends or dividend equivalents with respect to unvested awards until such awards vest.

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In determining the increase in the number of shares to be authorized for issuance under the Restated 2013 ICP, if approved by our shareholders, we were mindful of the dilutive effect of equity awards on our shareholders. We have sought to propose a share pool that is limited in size but allows us sufficient flexibility to satisfy our current anticipated compensation needs, particularly as MasTec continues to grow. We note that, since 2006, we have reduced our annual equity burn rate (shares issued as compensation relative to our outstanding shares) and dilution by granting awards of restricted stock instead of stock options. Restricted stock awards cause less dilution while providing the same benefit to the recipient and meeting our compensation objectives. Assuming the issuance of all shares that would be available under the Restated 2013 ICP, the aggregate dilutive effect of such issuances on our currently outstanding shares would be approximately 5.6%.

If the Restated 2013 ICP receives shareholder approval at the Annual Meeting, the effective date of the Restated 2013 ICP will be May 20, 2021. As of the date of this Proxy Statement, no awards have been granted under the Restated 2013 ICP.

If the Company’s shareholders do not approve this Proposal 4, the Restated 2013 ICP will not become effective, the additional shares will not become available for grant and the 2013 ICP will continue as in effect prior to its proposed amendment and restatement, subject to the previously approved share limit.

A copy of the Restated 2013 ICP is attached to this Proxy Statement as Annex A.

Summary of the Restated 2013 ICP

The following is a summary of the material provisions of the Restated 2013 ICP. The following summary of the Restated 2013 ICP does not purport to be a complete description of all of the provisions of the Restated 2013 ICP and is qualified in its entirety by reference to the complete text of the Restated 2013 ICP, a copy of which is attached as Annex A to this Proxy Statement.

Purpose

The purpose of the Restated 2013 ICP is to assist MasTec and its subsidiaries in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, and individual consultants who provide services to MasTec or its subsidiaries, by enabling such persons to acquire or increase a proprietary interest in MasTec in order to strengthen the mutuality of interests between such persons and MasTec’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Shares Available for Awards

Under the Restated 2013 ICP, the total number of shares of our common stock, which we refer to as Shares, reserved and available for delivery pursuant to awards issued under the Restated 2013 ICP, which we refer to as Awards, at any time during the term of the Restated 2013 ICP will be equal to (i) 3,250,000 (which amount represents the sum of 2,100,000 (the number of Shares reserved and available for delivery under the 2013 ICP as of the 2013 ICP’s original effective date), plus 1,150,000 (the increase in the number of Shares reserved and available for delivery under the Restated 2013 ICP) plus, (ii) as of the effective date of the 2013 ICP, any shares remaining available for delivery under the 2003 MasTec, Inc. Employee Stock Incentive Plan, as amended and restated, and the MasTec, Inc. 2003 Stock Incentive Plan for Non-Employees, as amended and restated, which plans we refer to, collectively, as the Prior Plans, plus (iii) any outstanding Shares surrendered by a shareholder to the Company after March 17, 2013 in order to fund, in whole or in part, Awards under the Restated 2013 ICP or the Prior Plans. As of April 7, 2021, 1,067,543 shares remained available for delivery pursuant to awards issuable under the 2013 ICP.

If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or are settled for cash or otherwise do not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which such Award were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Restated 2013 ICP.

In the event that any Award granted under the Restated 2013 ICP, other than an option or stock appreciation rights award, is exercised through the tendering of Shares or by the withholding of Shares by MasTec, or withholding tax liabilities arising from any Award, other than an option or stock appreciation rights award, are satisfied by the tendering of Shares or by the withholding of Shares by MasTec, then only the number of Shares issued net of the Shares tendered or withheld will be counted for purposes of determining the maximum number of Shares available for grant under the Restated 2013 ICP.

Substitute Awards will not reduce the Shares authorized for delivery under the Restated 2013 ICP or authorized for delivery to a participant in any period. Additionally, in the event that an entity acquired by MasTec or any subsidiary or with which MasTec or any subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Restated 2013 ICP and will not reduce the Shares authorized for delivery under the Restated 2013 ICP; provided, that Awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of MasTec or its subsidiaries prior to such acquisition or combination.

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Award Limitations

The 2013 ICP included award limitations intended to permit the qualification of Awards under the 2013 Plan as “performance-based compensation” exempt from the deduction limitation under Section 162(m) of the Code prior to its amendment in December 2017. The December 2017 amendments to Section 162(m) of the Code eliminated the exemption from the deduction limitation for “performance-based compensation.” However, the Restated 2013 ICP retains the Award limits applicable to each fiscal year of MasTec during any part of which the Restated 2013 ICP is in effect, under which no participant may be granted (i) stock options and/or stock appreciation rights with respect to more than 500,000 Shares, or (ii) restricted stock, restricted stock units, performance shares and/or other stock based-awards denominated in or valued by reference to a designated number of Shares and that the Compensation Committee intends to qualify as “performance-based compensation” exempt from the deduction limitations under Section 162(m) of the Code prior to its amendment in December 2017, with respect to more than 500,000 Shares, in each case, subject to adjustment in certain circumstances. In addition, the maximum amount that may be paid out to any one participant as performance units that the Compensation Committee intends to qualify as “performance-based compensation” exempt from the deduction limitations under Section 162(m) of the Code prior to its amendment in December 2017, with respect to any 12-month performance period is $10,000,000 (pro-rated for any 12-month performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $10,000,000 multiplied by the number of full 12-month periods that are in the performance period.

The aggregate fair market value of Shares on the date of grant underlying incentive stock options that can be exercisable by any individual for the first time during any year cannot exceed $100,000 (or such other amount as specified in Section 422 of the Code). Any excess will be treated as a non-qualified stock option.

The maximum number of Shares that may be delivered under the Restated 2013 ICP as a result of the exercise of incentive stock options is 3,250,000 Shares, subject to certain adjustments.

In any fiscal year of MasTec during any part of which the Restated 2013 ICP is in effect, no participant who is a director but is not also an employee or consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $400,000 in the aggregate.

Certain Adjustments—Repricing Prohibited

The Compensation Committee is authorized to adjust the limitations on the number of Shares available for issuance under the Restated 2013 ICP and the individual limitations on the amount of certain Awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) to the extent it deems equitable in the event that a dividend or other distribution (whether in cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Shares so that an adjustment is appropriate. See the sections called “Acceleration of Vesting; Change in Control” and “Other Adjustments” below for a summary of certain additional adjustment provisions of the Restated 2013 ICP.

Except with respect to the adjustments referenced in the foregoing paragraphs, the Compensation Committee is generally not permitted to take any of the following actions without the approval of MasTec’s shareholders: (i) lower the exercise price per Share of a stock option or grant price per Share of a stock appreciation right after it is granted, (ii) cancel an option or a stock appreciation right when the exercise or grant price per Share exceeds the fair market value of the underlying Shares in exchange for cash or another Award, (iii) cancel an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or grant price per Share that is less than the exercise or grant price per Share of the original options or stock appreciation rights, or (iv) take any other action with respect to an option or a stock appreciation right that may be treated as a repricing pursuant to the applicable rules of the New York Stock Exchange (any such action described in (i)—(iv) being referred to as a Repricing).

Eligibility

The persons eligible to receive Awards under the Restated 2013 ICP are the officers, directors, employees and individual consultants who provide services to MasTec or any subsidiary. The foregoing notwithstanding, only employees of MasTec, or any parent corporation or subsidiary corporation of MasTec (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible for purposes of receiving any incentive stock options that are intended to comply with the requirements of Section 422 of the Code, which we refer to as ISOs. At the discretion of the Compensation Committee, an employee on leave of absence may be considered as still in the employ of MasTec or a subsidiary for purposes of eligibility for participation in the Restated 2013 ICP.

Administration

The Restated 2013 ICP is to be administered by the Compensation Committee, provided, however, that except as otherwise expressly provided in the Restated 2013 ICP, the independent members of the Board may elect to exercise any power or authority granted to the Compensation Committee under the Restated 2013 ICP. Subject to the terms of the Restated 2013 ICP, the Compensation Committee is authorized to select eligible persons to receive Awards, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant) and the rules and regulations for the administration of the Restated 2013 ICP, construe and interpret the Restated 2013 ICP and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Restated 2013 ICP. Decisions of the Compensation Committee will be final, conclusive and binding on all persons or entities, including MasTec, any subsidiary or any participant or beneficiary, or any transferee under the Restated 2013 ICP or any other person claiming rights from or through any of the foregoing persons or entities.

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Stock Options and Stock Appreciation Rights

The Compensation Committee is authorized to grant (i) stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and (ii) stock appreciation rights, entitling the participant to receive the amount by which the fair market value of a Share on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee. The exercise price per share of an option and the grant price of a stock appreciation right may not be less than 100% of the fair market value of a Share on the date the option or stock appreciation right is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of MasTec or any parent company (sometimes referred to as a 10% owner) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a Share on the date the ISO is granted.

For purposes of the Restated 2013 ICP, the term “fair market value” means the fair market value of Shares, Awards or other property as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the fair market value of a Share as of any given date is the closing sales price per Share as reported on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Compensation Committee on the date the Award is authorized by the Compensation Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years, except if on the last day of such term, the exercise of an option or stock appreciation right, other than an ISO, (i) the exercise of the option or stock appreciation right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the option or stock appreciation right will be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or restricted period under such lock-up agreement; provided that such extension of the term of the option or stock appreciation right would not cause the option or stock appreciation right to violate the requirements of Section 409A of the Code. To the extent required by the Code at the time of grant, any ISO granted to a 10% owner shall have a term not exceeding five years from the date of grant.

Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Compensation Committee. Accordingly, the Compensation Committee may permit the exercise price of options awarded under the Restated 2013 ICP to be paid in cash, Shares, other Awards or other property.

The Company may grant stock appreciation rights in tandem with options, which we refer to as Tandem Stock Appreciation Rights, under the Restated 2013 ICP. A Tandem Stock Appreciation Right may be granted at the same time as the related option is granted or at any time thereafter and before exercise or expiration of such option. A Tandem Stock Appreciation Right may only be exercised when the related option would be exercisable and the fair market value of the Shares subject to the related option exceeds the option’s exercise price. Any option related to a Tandem Stock Appreciation Right will no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised and any Tandem Stock Appreciation Right will no longer be exercisable to the extent the related option has been exercised.

Restricted Stock and Restricted Stock Units

The Compensation Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of Shares which are subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a shareholder of MasTec (including voting and dividend rights), unless otherwise determined by the Compensation Committee. An Award of restricted stock units confers upon a participant the right to receive Shares or cash equal to the fair market value of the specified number of Shares covered by the restricted stock units at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an Award of restricted stock units carries no voting or dividend rights, or other rights associated with Share ownership, although dividend equivalents may be granted, as discussed below. No dividends or dividend equivalents shall be paid to participants with respect to any unvested restricted stock or restricted stock units awards until such awards vest.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other Awards or other property equal in value to dividends paid on a specific number of Shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Shares, Awards or otherwise as specified by the Compensation Committee. Notwithstanding the foregoing, dividend equivalents credited in connection with an award that vests based on the achievement of performance goals will be subject to satisfaction of the same performance goals as to which the vesting of the underlying award is subject with respect to which such dividend equivalents have been credited. In addition, no dividend equivalents shall be paid to participants prior to the vesting date of such award.

Bonus Stock and Awards in Lieu of Cash Obligations

The Compensation Committee is authorized to grant Shares as a bonus free of restrictions, or to grant Shares or other Awards in lieu of Company obligations to pay cash under the Restated 2013 ICP or other plans or compensatory arrangements. Any such Shares or Awards will be subject to such terms as the Compensation Committee may specify.

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Other Stock-Based Awards

The Compensation Committee is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to Shares. The Compensation Committee determines the terms and conditions of such Awards.

Performance Awards

The Compensation Committee is authorized to grant performance Awards to participants on terms and conditions established by the Compensation Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Compensation Committee upon the grant of the performance Award. Performance Awards may be valued by reference to a designated number of Shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance Awards may be settled by delivery of cash, Shares or other property, or any combination thereof, as determined by the Compensation Committee.

The 2013 ICP included provisions that were intended to qualify Awards as “performance-based compensation” not subject to the limitation on tax deductibility by MasTec under Section 162(m) of the Code prior to its amendment in December 2017. The Restated 2013 ICP retains those provisions to apply to any Award if it is granted to a participant who is, or is likely to be, as of the end of the tax year in which MasTec would claim a tax deduction in connection with such Award, a “covered employee” (as defined below), and is intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code prior to its amendment in December 2017. The term “covered employee” means MasTec’s chief executive officer and each other person whose compensation is required to be disclosed in MasTec’s filings with the SEC by reason of that person being among the three highest compensated officers of MasTec (other than MasTec’s principal financial officer) as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code prior to its amendment in December 2017. If and to the extent required under Section 162(m) of the Code prior to its amendment in December 2017, any power or authority relating to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code prior to its amendment in December 2017 is to be exercised by the Compensation Committee and not the Board.

 If and to the extent that the Compensation Committee determines that the conditions described in the foregoing have been satisfied with respect to any Award, one or more of the following business criteria for MasTec, on a consolidated basis, and/or for subsidiaries, or for business or geographical units of MasTec and/or a subsidiary (except with respect to the total shareholder return and earnings per share criteria), are to be used by the Compensation Committee in establishing performance goals for Awards under the Restated 2013 ICP: (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital); (4) operating margin; (5) return on assets, sales, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of MasTec; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; (18) the fair market value of a Share; (19) “Consolidated EBITDA”; and/or (20) compliance with safety policies and procedures. Any of the above goals may be determined on an absolute or relative basis (e.g., growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to MasTec. Performance goals for Awards intended to comply with Section 162(m) of the Code prior to its amendment in December 2017 must be established not later than 90 days after the beginning of the performance period applicable to such Awards or at such other date as may be required for “performance-based compensation” treatment under Section 162(m) of the Code prior to its amendment in December 2017.

In general, “Consolidated EBITDA” means, for any period, the Company’s consolidated net income (including certain adjustments such as for capital gains and losses, write ups and write downs of assets and liabilities, earnings in certain subsidiaries that are prohibited from making distributions to the Company and extraordinary or non-recurring items), determined in accordance with generally accepted accounting principles, for such period plus (i) among other things, the following to the extent deducted in calculating such consolidated net income: interest expense for such period; Federal, state, local and foreign income taxes payable by the Company and certain of its subsidiaries; depreciation and amortization expense; certain purchase accounting adjustments; certain non-cash charges relating to, among other things, stock based compensation; certain cash distributions of specified subsidiaries; specified expenses and transaction costs incurred in connection with the prepayment, amendment, modification or refinancing of indebtedness, issuance of equity interests and certain other transactions; certain costs, premiums and expenses incurred in connection with the acquisition or redemption of indebtedness; earn-out expenses resulting from certain acquisitions that are treated as compensation costs; specified accounting adjustments; losses attributable to certain derivative instruments such as interest rate swaps and currency hedges; currency translation losses; loss from the early extinguishment of indebtedness or derivative instruments; subject to certain limitations, other non-recurring or unusual charges, cash charges paid in connection with corporate restructurings, expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Company in good faith; and minus (ii) the following to the extent included in calculating such consolidated net income: Federal, state, local and foreign income tax credits of the Company and its subsidiaries; certain net gains incurred in respect of derivative instruments; any net currency translation gains; any gain from the early extinguishment of indebtedness or derivative instruments; and all non-cash items increasing consolidated net income for such period. In addition, Consolidated EBITDA will include pro forma adjustments for certain acquisitions of equity interests in or assets of a business and dispositions of assets.

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After the end of each performance period, the Compensation Committee will determine and certify whether the performance goals have been achieved. In determining the achievement of such performance goals, the Compensation Committee may, at the time the performance goals are set, require that those goals be determined by excluding the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Compensation Committee specifies at the time the Award is granted.

The Compensation Committee may, in its discretion, determine that the amount payable as an Award intended to qualify as “performance-based compensation” not subject to the limitation on tax deductibility under Section 162(m) of the Code prior to its amendment in December 2017 will be reduced from the amount of such potential Award.

The Restated 2013 ICP provides that it is not intended to modify in any material respect any Award pursuant to a written binding contract in effect on November 2, 2017 that is intended to be “performance-based compensation” under Section 162(m) of the Code prior to its amendment in December 2017.

Other Terms of Awards

Awards may be settled in the form of cash, Shares, other Awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, Shares or other property in trusts or make other arrangements to provide for payment of MasTec’s obligations under the Restated 2013 ICP. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or that previously acquired Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Restated 2013 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers, subject to any terms and conditions the Compensation Committee may impose pursuant to the express terms of an Award agreement, and such transfers are by gift or pursuant to a domestic relations order and are to a “permitted assignee”, that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement. For this purpose, a “permitted assignee” means (i) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A beneficiary, transferee, or other person claiming any rights under the Restated 2013 ICP from or through any participant will be subject to all terms and conditions of the Restated 2013 ICP and any Award agreement applicable to such participant, except as otherwise determined by the Compensation Committee, and to any additional terms and conditions deemed necessary or appropriate by the Compensation Committee.

Awards under the Restated 2013 ICP generally are granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the Restated 2013 ICP, awards under other Company plans, or other rights to payment from MasTec, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

Subject to certain limitations, the Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award. In the event of a “change in control” of MasTec, as defined in the Restated 2013 ICP, and only to the extent provided in any employment or other agreement between the participant and MasTec or any subsidiary, or in any Award agreement, or to the extent otherwise determined by the Compensation Committee in its sole discretion in each particular case, (i) any option or stock appreciation right that was not previously vested and exercisable at the time of the “change in control” will become immediately vested and exercisable; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or another stock-based award subject only to future service requirements will lapse and such Awards will be deemed fully vested; and (iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Restated 2013 ICP, the Compensation Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the “change in control”).

Except as otherwise provided in any employment or other agreement for services between the participant and the Company or any subsidiary, and unless the Compensation Committee otherwise determines in a specific instance, each outstanding Award will not be accelerated as described above, if either (i) MasTec is the surviving entity in the “change in control” and the Award continues to be outstanding after the “change in control” on substantially the same terms and conditions as were applicable immediately prior to the “change in control,” or (ii) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance the terms of the Restated 2013 ICP.

Subject to any limitations contained in the Restated 2013 ICP relating to the vesting of Awards in the event of any merger, consolidation or other reorganization in which MasTec does not survive, or in the event of any “change in control,” the agreement relating to such transaction and/or the Compensation Committee may provide for: (i) the continuation of the outstanding Awards by MasTec, if MasTec is a surviving entity, (ii) the assumption or substitution for outstanding Awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in the Restated 2013 ICP, (iii) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (iv) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such. The foregoing actions

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may be taken without the consent or agreement of a participant in the Restated 2013 ICP and without any requirement that all such participants be treated consistently.

Other Adjustments

The Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting MasTec, any subsidiary or any business unit, or the financial statements of MasTec or any subsidiary, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or (iii) in view of the Compensation Committee’s assessment of the business strategy of MasTec, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant. However, the Compensation Committee may not make any adjustment described in this paragraph if doing so would cause any Award granted under the Restated 2013 ICP to participants designated by the Compensation Committee as “covered employees” and intended to qualify as “performance-based compensation” under Section 162(m) of the Code prior to its amendment in December 2017 to otherwise fail to qualify as “performance-based compensation.” In addition, without the approval of MasTec’s shareholders, the Compensation Committee may not make any adjustment described in this paragraph if such adjustment would result in a Repricing.

Clawback of Benefits

The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Restated 2013 ICP or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by MasTec and/or applicable law, which we refer to each as a clawback policy. In addition, a participant may be required to repay to MasTec certain previously paid compensation, whether provided under the Restated 2013 ICP or an Award agreement or otherwise, in accordance with any clawback policy. By accepting an Award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by MasTec, or any amendments that may from time to time be made to the clawback policy in the future by MasTec in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s Award agreements may be unilaterally amended by MasTec, without the participant’s consent, to the extent that MasTec in its discretion determines to be necessary or appropriate to comply with any clawback policy.

If the participant, without the consent of MasTec, while employed by or providing services to MasTec or any subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of MasTec or any subsidiary, as determined by the Compensation Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Compensation Committee’s discretion, be canceled and (ii) the Compensation Committee, in its discretion, may require the participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to MasTec, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any option or stock appreciation right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award agreement or otherwise specified by the Compensation Committee.

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the Restated 2013 ICP or the Compensation Committee’s authority to grant Awards without the consent of shareholders or participants or beneficiaries, except that shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which Shares may then be listed or quoted; provided that, except as otherwise permitted by the Restated 2013 ICP or an Award agreement, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding Award. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Restated 2013 ICP; provided that, except as otherwise permitted by the Restated 2013 ICP or Award agreement, without the consent of an affected participant, no such Committee or the Board action may materially and adversely affect the rights of such participant under terms of such Award. The Restated 2013 ICP will terminate at the earliest of (i) such time as no Shares remain available for issuance under the Restated 2013 ICP, (ii) termination of the Restated 2013 ICP by the Board, or (iii) May 20, 2031. Awards outstanding upon expiration of the Restated 2013 ICP will remain in effect until they have been exercised or terminated or have expired.

Federal Income Tax Consequences of Awards

The Restated 2013 ICP is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the Restated 2013 ICP. On exercise of a nonqualified stock option granted under the Restated 2013 ICP, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the Shares acquired on exercise of the option over the exercise price. If the optionee is an employee of MasTec or a subsidiary, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those Shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those Shares will begin on that date.

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The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for MasTec and is reasonable in amount, and either the employee includes that amount in income or MasTec timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options

Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a Share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that Share and the holder’s tax basis in that Share will be long-term capital gain or loss.

If an optionee disposes of a Share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the Share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the Share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the Share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the Share exceeds one year. Different consequences may apply for an optionee subject to the alternative minimum tax.

The Company is not allowed an income tax deduction with respect to the grant or exercise of an ISO, or the disposition of a Share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a Share, MasTec generally is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for MasTec and is reasonable in amount, and either the employee includes that amount in income or MasTec timely satisfies its reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Shares are received equal to the excess, if any, of the fair market value of the Shares received over any amount paid by the recipient in exchange for the Shares. If, however, the Shares are not vested when they are received under the Restated 2013 ICP (for example, if the recipient is required to work for a period of time in order to have the right to sell the Shares), the recipient generally will not recognize income until the Shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the Shares on the date they become vested over any amount paid by the recipient in exchange for the Shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the Award, to recognize ordinary compensation income, as of the date the recipient receives the Award, equal to the excess, if any, of the fair market value of the Shares on the date the Award is granted over any amount paid by the recipient in exchange for the Shares.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired as Awards will be the amount paid for the Shares plus any ordinary income recognized either when the Shares are received or when the Shares become vested. Upon the disposition of any Shares received as a Share Award under the Restated 2013 ICP, the difference between the sales price and the recipient’s basis in the Shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the Shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for MasTec and is reasonable in amount, and either the recipient includes that amount in income or MasTec timely satisfies its reporting requirements with respect to that amount.

Stock Appreciation Rights

The Company may grant stock appreciation rights, separate from any other Award, which we refer to as Stand-Alone Stock Appreciation Rights, or Tandem Stock Appreciation Rights, under the Restated 2013 ICP. Generally, the recipient of a Stand-Alone Stock Appreciation Right will not recognize any taxable income at the time the Stand-Alone Stock Appreciation Right is granted.

With respect to Stand-Alone Stock Appreciation Rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in Shares, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the Shares on the day they are received over any amounts paid by the recipient for the Shares.

With respect to Tandem Stock Appreciation Rights, if the recipient elects to surrender the underlying option in exchange for cash or Shares equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone Stock Appreciation Rights. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the Shares over the exercise price.

In general, there will be no Federal income tax deduction allowed to MasTec upon the grant or termination of Stand-Alone Stock Appreciation Rights or Tandem Stock Appreciation Rights. Upon the exercise of either a Stand-Alone Stock Appreciation Right or a Tandem Stock Appreciation Right, however, the Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of

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ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for MasTec and is reasonable in amount, and either the recipient includes that amount in income or MasTec timely satisfies its reporting requirements with respect to that amount.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for MasTec and is reasonable in amount, and either the recipient includes that amount in income or MasTec timely satisfies its reporting requirements with respect to that amount.

Section 162 Limitations

As discussed above, the Company is subject to the tax-deduction rule of Section 162(m) of the Code (generally applicable to compensation in excess of $1 million paid to certain of the Company’s executive officers during any year other than certain grandfathered payments pursuant to written binding contracts in effect on November 2, 2017).

Section 409A of the Code

The Restated 2013 ICP is intended to comply with Section 409A of the Code to the extent that such section would apply to any Award under the Restated 2013 ICP. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an Award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the Award as soon as the Award is no longer subject to a substantial risk of forfeiture (even if the Award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the Award.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her tax adviser as to the Federal, state, local, foreign and other tax consequences of the grant or exercise of an Award or the disposition of Shares acquired as a result of an Award.

New Plan Benefits

We are not able to determine the dollar value and number of any additional plan benefits which will be received by or allocated to any of our NEOs, our current executive officers, as a group, our directors who are not executive officers, as a group, or employees, including all current officers who are not executive officers, as a group, because actual awards will be made at the discretion of the Compensation Committee. For an understanding of the equity-based compensation awards made in the past to our executives under the 2013 ICP, see the “Grants of Plan-Based Awards in 2020” table on page 36 and the “Outstanding Equity Awards as of December 31, 2020” table on page 36.

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SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock as of March 15, 2021, by:

•	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock.

•	Each of our current directors and nominees for director.

•	Each of our NEOs; and

•	All our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to options and warrants held by such person that are exercisable as of March 15, 2021, or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of such person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each person indicated in the table below is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the SEC by the shareholders.

Name	Common Stock	Percentage of
	Beneficially Owned	Common
	Number of Shares	Stock
	(1)	Outstanding
		(2)
Jorge Mas (3)	11,696,350	15.8%
Chairman of the Board
Jose R. Mas (4)	6,007,011	8.1%
Chief Executive Officer and Director
Ernst N. Csiszar	28,264	*
Director
Robert J. Dwyer	15,037	*
Director
Julia L. Johnson	65,766	*
Director
Robert Campbell	52,557	*
Director
Javier Palomarez	11,564	*
Director
Robert Apple	175,975	*
Chief Operating Officer		*
George Pita	167,516
Executive Vice President and Chief Financial Officer		*
Albert de Cardenas	64,526
Executive Vice President, General Counsel and Secretary
All current executive officers and directors as a group (10 persons) (5)	18,284,566	24.7%
BlackRock, Inc. (6)	6,906,228	9.3%
The Vanguard Group (7)	5,770,662	7.8%
Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management	4,166,282	5.6%
Holdings Inc., Macquarie Investment Management Business Trust, Macquarie Investment
Management Group Limited, Macquarie Investment Management Austria Kapitalanlage AG (8)

*       Less than 1%

(1)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Jorge Mas, 146,180 shares, Jose R. Mas, 230,681 shares; Robert Apple, 94,887 shares; George Pita, 78,590 shares; and Alberto de Cardenas, 41,271 shares.

(2)	The percentages reported in this column are based 74,169,528 shares of our common stock outstanding as of March 15, 2021.

(3)	Includes: (i) 6,083,184 shares of common stock owned by Jorge Mas Holdings I, LLC, a Florida limited liability company (“JM Holdings I”), which is controlled by Jorge Mas Holdings, LLC, a Florida limited liability company (“JM Holdings”), of which Jorge Mas is the sole

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member; (ii) 848,941 shares of common stock owned by the Jorge Mas Irrevocable Trust (the “JM Trust”), one of the trustees of which is Jorge Mas’s spouse; (iii) 425,000 shares of common stock owned by the Jose Mas Irrevocable Trust (the “JR Trust”), of which Jorge Mas is a trustee; (iv) 276,000 shares of common stock owned by Mas Equity Partners III, LLC, a Delaware limited liability company (“Mas Partners III”), in which Mas Equity Partners, LLC, a Delaware limited liability company (“Mas Partners”), is a member and of which Jorge Mas is the sole member; (v) 125,000 shares owned by the Mas Family Foundation, Inc. (the “Family Foundation”), a Florida not-for-profit corporation, of which Jorge Mas is the president and member of the Board of Directors; and (vi) 3,938,225 shares of common stock owned individually by Jorge Mas. JM Holdings I and JM Holdings each possess sole voting and dispositive power with respect to 6,083,184 shares, the JM Trust possesses shared voting and dispositive power with respect to 848,941 shares, the JR Trust possesses shared voting and dispositive power with respect to 425,000 shares, Mas Partners III and Mas Partners each possess shared voting and dispositive power with respect to 276,000 shares, the Family Foundation possesses shared voting and dispositive power with respect to 125,000 shares and Jorge Mas possesses sole voting and dispositive power with respect to 10,021,409 shares and shared voting and dispositive power with respect to 1,674,941 shares.

On November 19, 2019, JM Holdings I entered into a prepaid variable forward sale contract (the “Jorge Mas VFS Contract”) with an unaffiliated third-party buyer. JM Holdings I pledged an aggregate of 2,500,000 shares (the “Jorge Mas Pledged Shares”) of the Company’s common stock to secure its obligations under the Jorge Mas VFS Contract and retained ownership and voting rights in the Jorge Mas Pledged Shares during the term of the pledge. The contract obligates JM Holdings I to deliver to the buyer, on the applicable settlement date for the applicable component (of ten components), at JM Holdings I’s option, up to 100% of the number of Jorge Mas Pledged Shares for such component or an equivalent amount of cash.

The number of shares of Company common stock to be delivered to the buyer on the settlement date (or on which to base the amount of cash to be delivered to the buyer on the settlement date) is to be determined as follows: (a) if the volume-weighted average price of Company common stock on the designated valuation date for the applicable component (each, a “Jorge Mas Settlement Price”) is less than or equal to $61.794 (the “Floor Price”), JM Holdings I will deliver to the buyer all of the Jorge Mas Pledged Shares for the applicable component; (b) if such Jorge Mas Settlement Price is greater than the Floor Price but less than or equal to $82.804 (the “Cap Price”), JM Holdings I will deliver to the buyer the number of shares equal to 100% of the Jorge Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price and the denominator of which is such Jorge Mas Settlement Price and (c) if such Jorge Mas Settlement Price is greater than the Cap Price, JM Holdings I will deliver to the buyer the number of shares equal to 100% of Jorge Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price plus the excess of such Jorge Mas Settlement Price over the Cap Price, and the denominator of which is such Jorge Mas Settlement Price.

In connection with JM Holdings I’s entry into the Jorge Mas VFS Contract, JM Holdings I was entitled to receive aggregate net cash payments (amounts receivable by it upon entry into the Jorge Mas VFS Contract) of $145,892,632.06. Such amount was determined based on the market value of Company common stock on November 19, 2019.

Each component is exercisable on the same date as it expires, which date for each component, occurs between December 5, 2022 and December 16, 2022.

Jorge Mas disclaims beneficial ownership of all shares of common stock held by the JM Trust, JR Trust, Mas Partners III and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.

(4)	Includes: (i) 3,134,656 shares owned by Jose Mas individually; (ii) 1,197,414 shares owned by Jose Ramon Mas Holdings I, LLC, a Florida limited liability company (“JRM Holdings I”), which is controlled by Jose Ramon Mas Holdings, LLC, a Florida limited liability company (“JRM Holdings”), of which Jose Mas is the sole member; (iii) 848,941 shares owned by the JM Trust, of which Jose Mas is a trustee; (iv) 425,000 shares owned by the JR Trust, of which Patricia Mas, the wife of Jose Mas, is a trustee; (v) 276,000 shares owned by Mas Partners III, in which Jose Mas is a member; and (vi) 125,000 shares owned by the Family Foundation, of which Jose Mas is the secretary and a member of the Board of Directors. JRM Holdings I and JRM Holdings each possess sole voting and dispositive power with respect to 1,197,414 shares, the JM Trust possesses shared voting and dispositive power with respect to 848,941 shares, the JR Trust possesses shared voting and dispositive power with respect to 425,000 shares, Mas Partners III possesses shared voting and dispositive power with respect to 276,000 shares, the Family Foundation possesses shared voting and dispositive power with respect to 125,000 shares and Jose Mas possesses sole voting and dispositive power with respect to 4,332,070 shares and shared voting and dispositive power with respect to 1,674,941 shares.

On November 19, 2019, Jose R. Mas and the JR Trust entered into prepaid variable forward sale contracts (the “Jose Mas VFS Contracts”) with an unaffiliated third-party buyer. Jose Mas pledged an aggregate of 775,000 shares and the JR Trust pledged an aggregate of 212,500 shares (collectively, the “Jose Mas Pledged Shares”) of Company common stock to secure their obligations under the Jose Mas VFS Contracts and retained ownership and voting rights in their respective portions of the Jose Mas Pledged Shares during the term of the pledge.

The Jose Mas VFS Contracts obligate Jose Mas and the JR Trust to deliver to the buyer, on the applicable settlement date for the applicable component (of ten components for each contract), at Jose Mas’s or the JR Trust’s option, as applicable, up to 100% of the number of Jose Mas Pledged Shares for such component or an equivalent amount of cash. The number of shares of Company common stock to be delivered to the buyer on the

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settlement date (or on which to base the amount of cash to be delivered to the buyer on the settlement date) is to be determined as follows: (a) if the volume-weighted average price of Company common stock on the designated valuation date for the applicable component (each, a “Jose Mas Settlement Price”) is less than or equal to the Floor Price, Jose Mas or the JR Trust, as applicable, will deliver to the buyer all of the Jose Mas Pledged Shares for the applicable component; (b) if such Jose Mas Settlement Price is greater than the Floor Price but less than or equal to the Cap Price, Jose Mas or the JR Trust, as applicable, will deliver to the buyer the number of shares equal to 100% of the Jose Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price and the denominator of which is such Jose Mas Settlement Price and (c) if such Jose Mas Settlement Price is greater than the Cap Price, Jose Mas or the JR Trust, as applicable, will deliver to the buyer the number of shares equal to 100% of Jose Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price plus the excess of such Jose Mas Settlement Price over the Cap Price, and the denominator of which is such Jose Mas Settlement Price.

In connection with Jose Mas’s and the JR Trust’s entry into the Jose Mas VFS Contracts, Jose Mas was entitled to receive aggregate net cash payments (amounts receivable by him upon entry into Jose Mas VFS Contract) of $45,226,715.94 and the JR Trust was entitled to receive aggregate net cash payments (amounts receivable by it upon entry into the Jose Mas VFS Contract) of $12,400,873.73. Such amounts were determined based on the market value of Company common stock on November 19, 2019.

Each component is exercisable on the same date as it expires, which date for each component, occurs between December 5, 2022 and December 16, 2022.

Jose Mas disclaims beneficial ownership of all shares of common stock held by the JM Trust, the JR Trust and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.

(5)	The amounts above for Jorge Mas and Jose Mas both include shares owned of record by the JM Trust, the JR Trust, Mas Partners III and the Family Foundation. This total only includes those shares once.

(6)	Shares are held by BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd and BlackRock Life Limited, each of which is a subsidiary of BlackRock, Inc. BlackRock, Inc. possesses sole voting power with respect to 6,722,095 shares and sole dispositive power with respect to 6,906,228 shares, and its address is 55 East 52nd Street, New York, NY 10055. All information derived from BlackRock, Inc. Schedule 13G/A filed with the SEC on January 29, 2021.

(7)	The Vanguard Group possesses sole voting power with respect to 0 shares and shared voting power with respect to 64,287 shares and possesses sole dispositive power with respect to 5,657,636 shares and shared dispositive power with respect to 113,026 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. All information derived from The Vanguard Group Schedule 13G/A filed with the SEC on February 10, 2021.

(8)	Shares are held by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Group Limited. Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each possess sole voting and sole dispositive power with respect to 4,149,290 shares and Macquarie Investment Management Group Limited possesses sole voting and sole dispositive power with respect to 2,757 shares. The address of Macquarie Group Limited, Macquarie Bank Limited and Macquarie Investment Management Group Limited is 50 Martin Place Sydney, New South Wales, Australia. The address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. All information derived from BlackRock, Inc. Schedule 13G filed with the SEC on February 12, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the NYSE reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received and written representations from our directors and executive officers, MasTec believes that during the year ended December 31, 2020, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Jose S. Sorzano filed one late Form 4 with respect to one transaction and Robert Apple filed a Form 4 with respect to three transactions that occurred during the fiscal year ended December 31, 2006 and one transaction that occurred during the fiscal year ended December 31, 2007, all of which related to divestitures of shares to MasTec to pay withholding taxes arising upon the vesting of restricted stock awards and which should have been reported on a separate Forms 4 with respect to each transaction during the respective fiscal years in which they occurred.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Audit Committee Charter requires that the Audit Committee review and approve all transactions identified in Item 404(a) of Regulation S-K, in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted written standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of most of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

RELATED PARTY TRANSACTIONS

MasTec purchases, rents and leases equipment and purchases various types of supplies and services used in its business, including ancillary construction services, project-related site restoration and marketing and business development activities, from a number of different vendors on a non-exclusive basis, and from time to time, rents equipment to, sells certain supplies, or performs construction services on behalf of, entities in which members of subsidiary management have ownership or commercial interests. For the year ended December 31, 2020, such payments to related party entities totaled approximately $80.9 million. Payables associated with such arrangements totaled approximately $8.9 million as of December 31, 2020. Revenue from such related party arrangements totaled approximately $4.1 million for the year ended December 31, 2020. Related amounts receivable, net, as of December 31, 2020 totaled approximately $0.5 million.

In 2018, MasTec acquired a construction management firm specializing in steel building systems, of which Juan Carlos Mas, who is the brother of Jorge Mas, Chairman of MasTec’s Board of Directors, and Jose R. Mas, MasTec’s Chief Executive Officer, was a minority owner, for approximately $6.1 million in cash and an estimated earn-out liability of approximately $1.4 million, net, as adjusted. Amounts outstanding for advances made by the Company on behalf of this entity, net, totaled approximately $0.1 million as of December 31, 2020, which are expected to be settled under customary terms associated with the related purchase agreement.

The Company rents and leases equipment and purchases equipment supplies and servicing from CCI. Juan Carlos Mas serves as the chairman of CCI, and a member of management of a MasTec subsidiary and an entity that is owned by the Mas family are minority owners. For the year ended December 31, 2020, MasTec paid CCI $6.8 million, net of rebates, related to this activity. Amounts payable to CCI, net of rebates receivable, totaled approximately $4.2 million as of December 31, 2020. The Company has also rented equipment to CCI. Revenue from equipment rentals to CCI totaled approximately $0.9 million for the year ended December 31, 2020, for which the related receivables were de minimis as of December 31, 2020.

MasTec has a subcontracting arrangement with an entity for the performance of construction services, the minority owners of which include an entity controlled by Jorge Mas and Jose R. Mas, along with two members of management of a MasTec subsidiary. For the year ended December 31, 2020, MasTec incurred subcontracting expenses of approximately $1.9 million under these arrangements. As of December 31, 2020, related amounts payable totaled approximately $1.4 million.

MasTec has a leasing arrangement for an aircraft that is owned by an entity that Jorge Mas owns. For the year ended December 31, 2020, MasTec paid approximately $2.6 million related to this leasing arrangement.

MasTec performs construction services on behalf of a professional Miami soccer franchise (the “Franchise”) in which Jorge Mas and Jose R. Mas are minority owners. Services provided by MasTec include the construction of a soccer facility and stadium as well as wireless infrastructure services. For the year ended December 31, 2020, MasTec charged approximately $7.1 million under these arrangements. Amounts outstanding as of December 31, 2020 were de minimis. Payments for other expenses related to the Franchise totaled $0.3 million for the year ended December 31, 2020, and as of December 31, 2020, there were no amounts outstanding.

MasTec leases employees and provides satellite communications services to a customer in which Jorge Mas and Jose R. Mas own a majority interest. For the year ended December 31, 2020, charges to this customer totaled approximately $1.3 million related to these arrangements. As of December 31, 2020, outstanding receivables totaled approximately $0.9 million.

SPLIT DOLLAR AGREEMENTS

MasTec has an amended and restated split dollar life insurance agreement with (i) Jorge Mas, and Jose R. Mas and Juan Carlos Mas, as trustees of the Jorge Mas Irrevocable Trust (the “Jorge Mas trust”); and (ii) Jose R. Mas, and Jorge Mas, Juan Carlos Mas and Patricia Mas, as trustees of the Jose Ramon Mas Irrevocable Trust (the “Jose R. Mas trust”). The Company is the sole owner of each of the policies and is designated as the named fiduciary under each split dollar agreement, and the policies subject to the split dollar agreement may not be surrendered without the express written consent of the applicable trust. The total maximum face amount of the insurance policies subject to the split dollar agreements is capped at $200 million in the case of Jorge Mas and $75 million in the case of Jose R. Mas. Upon the death of the applicable executive or the survivor of the applicable executive and his wife, the Company is entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. In addition, each executive is entitled to purchase the applicable policy under certain events, including a change in control of the Company.

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The Company paid approximately $1.1 million for the year ended December 31, 2020 in connection with the split dollar agreements for Jorge Mas, and paid approximately $0.7 million for the year ended December 31, 2020, in connection with the split dollar agreements for Jose R. Mas. Life insurance assets associated with these agreements, which amounts are included within other long-term assets, totaled approximately $22.2 million as of December 31, 2020. For additional information regarding related party transactions, see Note 15—Related Party Transactions in the notes to the audited consolidated financial statements in the Form 10-K.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

The Board of Directors, referred to as the Board, of MasTec, Inc., referred to as MasTec or the Company, is furnishing this Proxy Statement to solicit proxies on its behalf to be voted during the 2021 Annual Meeting of Shareholders of MasTec, referred to as the Annual Meeting, to be held solely by remote communication, in a “virtual only” format, on May 20, 2021, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to vote by proxy or during the Annual Meeting. You do not need to participate in the Annual Meeting to vote.

When was this Proxy Statement first sent, or given to security holders?

We began mailing the Notice of Internet Availability of Proxy Materials on or about April 7, 2021 to shareholders of record at the close of business on March 15, 2021.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 15, 2021, referred to as the Record Date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the Record Date, 74,169,528 shares of common stock were issued and outstanding.

What is the quorum for the meeting?

A quorum requires the presence, in person or by proxy, of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of the issued and outstanding shares entitled to vote is represented at the Annual Meeting, then the holders of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken, unless a new record date is fixed for the Annual Meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes do I have?

Each share of common stock entitles its owner to one vote on each matter brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, then you are a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge Financial Solutions, Inc. (“Broadridge”), our independent tabulator, by 11:59 p.m., Eastern Time, on May 19, 2021. Submitting your vote via mail, telephone or the Internet will not affect your right to vote during the Annual Meeting should you decide to participate in the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that third parties may charge fees for voting in this manner such as usage charges from Internet access providers and telephone companies, which are borne by the shareholder.

A shareholder of record may vote during the Annual Meeting by following the instructions at MasTec’s Annual Meeting website.

How do I vote my shares if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other intermediary, then you are considered the beneficial owner of shares held in “street name,” and your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions that the intermediary provides to you.

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How do I vote my shares that are held in my 401(k) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan, which we refer to as the 401(k) Plan, may instruct Bank of America Merrill Lynch, which acts as the trustee for the 401(k) Plan and which we refer to as the Trustee, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of stock you hold in the 401(k) Plan by requesting a voting instruction card to sign, date and return, or by submitting your vote by telephone or through the Internet.

Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m., Eastern Time, on May 17, 2021. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting, but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee, as proxy, will vote upon such matters per its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries participate in the Annual Meeting.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2024 Annual Meeting of Shareholders.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year.

3.	Approval of a non-binding advisory resolution regarding the compensation of our NEOs.

4.	Approval of the Amended and Restated 2013 Incentive Compensation Plan; and

5.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the proposals?

Election of directors

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting during the Annual Meeting or represented by proxy at the Annual Meeting, which means that the two nominees who receive the most affirmative votes will be elected to the Board. Shareholders entitled to vote may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Our Board’s Governance Principles include a director majority vote policy. The majority vote policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority vote policy any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by the Nominating, Sustainability and Corporate Governance Committee, and, within 90 days after the election, the independent members of the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation in furtherance of the best interests of MasTec and its shareholders.

Ratification of BDO USA, LLP as our independent registered public accounting firm

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast during the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

Approval of a non-binding advisory resolution regarding the compensation of our NEOs

If a quorum is present, approval requires that the number of votes cast during the Annual Meeting in favor of the resolution exceeds the number of votes cast opposing the resolution.

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Approval of the Restated 2013 ICP

If a quorum is present, approval requires that the number of votes cast during the Annual Meeting in favor of the Plan exceeds the number of votes cast opposing the Plan. Pursuant to the NYSE’s interpretations of its shareholder approval policies, abstentions will have the same effect as votes against the proposal.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal. See “What vote is required for the proposals?—Approval of the Restated 2013 ICP” for a discussion of the effect of abstentions on the proposal to approve the 2013 Restated ICP.

Broker “non-votes”

Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer with respect to such shares, the broker may vote those shares on only “routine” matters. A broker may not vote such shares on “non-routine” matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, broker non-votes will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Other than Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent certified public accounting firm), all the proposals in this Proxy Statement are considered “non-routine” matters. For this reason, we urge you to give voting instructions to your broker. If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board does not know of any other matters that will be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board. If any other matter should come before the Annual Meeting, or any nominee is not available for election, the persons named in the proxy that a shareholder submitted via the Internet, phone or mail will have discretionary authority to vote all shares represented by such proxy unless otherwise specified to the contrary with respect to such matters in accordance with the recommendation of the Board.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

•	For: The election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2024 Annual Meeting of Shareholders.

•	For: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year;

•	For: Approval of a non-binding advisory resolution regarding the compensation of our NEOs;

•	For: Approval of the Restated 2013 ICP; and

•	In accordance with the recommendation of the Board “for” or “against” all other business as may properly be brought before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

You may revoke a proxy given pursuant to this solicitation at any time prior to its exercise by:

•	Delivering written notice to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

•	Executing and delivering to our Corporate Secretary a proxy with a later date.

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•	Participating in the Annual Meeting and voting on the Annual Meeting website; or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Participation in the Annual Meeting will not constitute revocation of a proxy submitted by telephone or electronic means.

Will anyone contact me regarding the proposals described in this Proxy Statement?

No arrangements or contracts have been made or entered with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held by them as of the Record Date.

Who has paid for this proxy solicitation?

All expenses incurred about the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of the Record Date will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2022 Annual Meeting?

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified under our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2022 Annual Meeting of Shareholders on or before December 8, 2021 for the proposal to be properly brought before that meeting, except that if the date of the 2022 Annual Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of this Proxy Statement, the notice shall be received not less than 150 calendar days prior to the date of the contemplated 2022 Annual Meeting of Shareholders or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated 2022 Annual Meeting of Shareholders, whichever first occurs. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 8, 2021 (or such other deadline in accordance with the above) of an intent to present any proposal at MasTec’s 2021 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

OTHER BUSINESS

Notice Procedures and Shareholders’ Proposals for the 2022 Annual Meeting of Shareholders

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2022 Annual Meeting of Shareholders on or before December 8, 2021 for the proposal to be properly brought before the meeting, except that if the date of the 2022 Annual Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of this Proxy Statement, the notice shall be received not less than 150 calendar days prior to the date of the contemplated 2022 Annual Meeting of Shareholders or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated 2022 Annual Meeting of Shareholders, whichever first occurs. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 8, 2021 (or such other deadline in accordance with the above) of an intent to present any proposal at MasTec’s 2021 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy

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Statement and proxy pursuant to SEC Rule 14a-8, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (without exhibits or documents incorporated by reference therein) are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 or by calling (305) 599-1800, by first class mail or other equally prompt means within one (1) business day of receipt of such request, or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

April 7, 2021

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTZ2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42064-P51873

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MASTEC, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jose R. Mas
02) Javier Palomarez

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In the Proxies' discretion, in accordance with the recommendation of MasTec's Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D42065-P51873

PROXY FOR 2021 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the "Proxies"), or either of them, each with full power of substitution, attorneys and Proxies for the undersigned, to vote all shares of Common Stock of MasTec, Inc. ("MasTec") that the undersigned would be entitled to vote at the 2021 Annual Meeting of Shareholders (the "Annual Meeting") to be held solely by remote communication, in a "virtual only" format at 9:30 a.m. EDT on Thursday, May 20, 2021, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side, in the manner directed herein.

If shares of MasTec's Common Stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the "Plan"), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec's Common Stock in the undersigned's name and/or account under the Plan in accordance with the instructions given herein at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES "FOR ALL" THE NOMINEES SET FORTH ON THE REVERSE SIDE, "FOR" THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021, "FOR" A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, "FOR" THE APPROVAL OF THE MASTEC, INC. AMENDED AND RESTATED 2013 INCENTIVE COMPENSATION PLAN AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC'S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side